UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Rule 14a-12
DEVELOPERS DIVERSIFIED REALTY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the Annual Meeting of Shareholders of Developers Diversified Realty Corporation, an Ohio corporation (the “Company”), will be held at the Company’s corporate headquarters, 3300 Enterprise Parkway, Beachwood, Ohio 44122, on May 8, 2007, at 9:00 a.m., local time, for the following purposes:

1. To fix the number of directors at nine;

2. To elect nine directors, each to serve until the next annual meeting of shareholders and until a successor has been duly elected and qualified;

3. To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized common shares of the Company from 200,000,000 to 300,000,000, which results in an increase in the total authorized shares of the Company from 211,000,000 to 311,000,000;

4. To approve an amendment to the Company’s Code of Regulations to authorize the Company to notify shareholders of record of shareholder meetings by electronic or other means of communication authorized by the shareholders;

5. To approve an amendment to the Company’s Code of Regulations to authorize shareholders and other persons entitled to vote at shareholder meetings to appoint proxies by electronic or other verifiable communications;

6. To approve an amendment to the Company’s Code of Regulations to authorize the Company to issue shares without physical certificates;

7. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the Company’s fiscal year ending December 31, 2007; and

8. To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 19, 2007 will be entitled to notice of and to vote at the Annual Meeting or any adjournment of the Annual Meeting. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.

By order of the Board of Directors,

Joan U. Allgood
Secretary

Dated: April 3, 2007

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL ONE: TO FIX THE NUMBER OF DIRECTORS AT NINE
PROPOSAL TWO: ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL THREE: TO APPROVE AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION
PROPOSAL FOUR: TO APPROVE AN AMENDMENT TO THE COMPANY’S CODE OF REGULATIONS
PROPOSAL FIVE: TO APPROVE AN AMENDMENT TO THE COMPANY’S CODE OF REGULATIONS TO AUTHORIZE SHAREHOLDERS AND OTHERS ENTITLED TO VOTE AT SHAREHOLDER MEETINGS TO APPOINT PROXIES BY ELECTRONIC OR OTHER VERIFIABLE COMMUNICATIONS
PROPOSAL SIX: TO APPROVE AN AMENDMENT TO THE COMPANY’S CODE OF REGULATIONS TO AUTHORIZE THE COMPANY TO ISSUE SHARES WITHOUT PHYSICAL CERTIFICATES
PROPOSAL SEVEN: RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS
SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING
HOUSEHOLDING
OTHER MATTERS

DEVELOPERS DIVERSIFIED REALTY CORPORATION

PROXY STATEMENT

Why did you send me this proxy statement?

The Company sent you this proxy statement and the enclosed proxy card because the Company’s Board of Directors is soliciting your proxy to vote at the 2007 Annual Meeting of Shareholders. This proxy statement summarizes information you need to know to vote at the Annual Meeting. The Annual Meeting will be held at the Company’s corporate headquarters, 3300 Enterprise Parkway, Beachwood, Ohio 44122, on May 8, 2007, at 9:00 a.m., local time. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, date, sign and return the enclosed proxy card.

The Company will begin sending this proxy statement, the attached Notice of Annual Meeting of Shareholders and the enclosed proxy card on or about April 3, 2007 to all shareholders entitled to vote. Shareholders who owned the Company’s common shares at the close of business on March 19, 2007, the record date for the Annual Meeting, are entitled to vote. On that record date, there were 124,917,997 common shares outstanding. The Company is also sending its 2006 annual report to shareholders, which includes the Company’s financial statements, with this proxy statement.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of the Company’s Board of Directors. The Company will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, certain employees of the Company may solicit proxies by telephone or facsimile. Those employees will not receive any additional compensation for their participation in the solicitation. The Company has also retained Georgeson Shareholder Communications, Inc. at an estimated cost of $10,500, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.

How many votes do I have?

Each of the Company’s common shares entitles you to one vote. The proxy card indicates the number of shares that you owned on the record date.

If written notice is given by any shareholder to the President, any Vice President or the Secretary of the Company at least 48 hours before the Annual Meeting, that the shareholder desires that cumulative voting be used for the election of directors, and if an announcement of the giving of that notice is made when the Annual Meeting is convened by the President or the Secretary or by or on behalf of the shareholder giving such notice, then each shareholder will have the right to cumulate the voting power that the shareholder possesses in the election of directors. This means that each shareholder will be able to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of the shares owned by such shareholder, or to distribute the shareholder’s votes on the same principle among two or more candidates, as the shareholder may elect.

If voting for the election of directors is cumulative, the persons named in the enclosed proxy will vote the shares represented by proxies given to them in such manner so as to elect as many of the nominees named in this proxy statement as possible.

How do I vote by proxy?

Whether or not you plan to attend the Annual Meeting, the Company urges you to complete, sign and date the enclosed proxy card and to return it in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting.

If you properly complete your proxy card and send it to the Company in time to vote, your proxy (meaning one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Proposal Two: Election of Directors” and in favor of Proposals One, Three, Four, Five, Six and Seven.

If any other matter is presented at the Annual Meeting, your proxy will vote your shares in accordance with his or her best judgment. As of the date of this proxy statement, the Company is not aware of other matters to be acted on at the Annual Meeting other than those matters described in this proxy statement.

May I revoke my proxy?

If you give a proxy, you may revoke it at any time before it is exercised by giving written notice to the Company at its principal executive offices located at 3300 Enterprise Parkway, Beachwood, Ohio 44122, or by giving notice to the Company in open meeting. It is important to note that your presence at the Annual Meeting, without any further action on your part, will not revoke your previously granted proxy.

What constitutes a quorum?

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the aggregate number of common shares outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxies received by the Company marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

Proposal One: To Fix the Number of Directors at Nine	The affirmative vote of a majority of the issued and outstanding common shares of the Company is required for approval of this proposal. If you abstain from voting or your shares are held in ‘‘street” name by a broker or nominee indicating on a proxy that it does not have authority to vote on Proposal One, it will have the same effect as a vote against Proposal One.

Proposal Two: Election of Directors	The nine nominees receiving the greatest number of votes ‘FOR’ election will be elected as directors. If you do not vote for a particular nominee, or if you indicate ‘Withhold Authority’ for a particular nominee on your proxy card, your vote will not count either for or against the nominee.

Proposal Three: To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the authorized common shares of the Company from 200,000,000 to 300,000,000, which results in an increase in the total number of authorized shares of the Company from 211,000,000 to 311,000,000
The affirmative vote of a majority of the issued and outstanding common shares of the Company is required for approval of this proposal. If you abstain from voting or your shares are held in ‘‘street” name by a broker or nominee indicating on a proxy that it does not have authority to vote on Proposal Three, it will have the same effect as a vote against Proposal Three.

Proposal Four: To approve an amendment to the Company’s Code of Regulations to authorize the Company to notify shareholders of record of shareholder meetings by electronic or other means of communication authorized by the shareholders
The affirmative vote of a majority of the issued and outstanding common shares of the Company is required for approval of this proposal. If you abstain from voting or your shares are held in ‘‘street” name by a broker or nominee indicating on a proxy that it does not have authority to vote on Proposal Four, it will have the same effect as a vote against Proposal Four.

Proposal Five: To approve an amendment to the Company’s Code of Regulations to authorize shareholders and other persons entitled to vote at shareholder meetings to appoint proxies by electronic or other verifiable communications
The affirmative vote of a majority of the issued and outstanding common shares of the Company is required for approval of this proposal. If you abstain from voting or your shares are held in ‘‘street” name by a broker or nominee indicating on a proxy that it does not have authority to vote on Proposal Five, it will have the same effect as a vote against Proposal Five.

Proposal Six: To approve an amendment to the Company’s Code of Regulations to authorize the Company to issue shares without physical certificates	The affirmative vote of a majority of the issued and outstanding common shares of the Company is required for approval of this proposal. If you abstain from voting or your shares are held in ‘‘street” name by a broker or nominee indicating on a proxy that it does not have authority to vote on Proposal Six, it will have the same effect as a vote against Proposal Six.

Proposal Seven: Ratification of the Selection of PricewaterhouseCoopers LLP as the Company’s Independent Accountants	Although the Company’s independent registered public accounting firm may be selected by the Audit Committee of the Board of Directors without shareholder approval, the Audit Committee will consider the affirmative vote of a majority of the votes cast (including abstentions) by shareholders at the Annual Meeting to be a ratification by the shareholders of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. If your shares are held in “street’’ name by a broker or nominee indicating on a proxy that it does not have authority to vote on Proposal Seven, it will not count as a vote for or a vote against Proposal Seven. If you abstain from voting, it will have the same effect as a vote against Proposal Seven.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common shares of the Company as of February 22, 2007, except as otherwise disclosed in the notes below, by (a) the Company’s directors, (b) each other person who is known by the Company to own beneficially more than 5% of the outstanding common shares based on a review of filings with the Securities and Exchange Commission (the “SEC”), (c) the Company’s executive officers named in the Summary Compensation Table and (d) the Company’s executive officers and directors as a group. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

	Number of
	Common Shares		Percentage
	Beneficially Owned		Ownership

FMR Corp.	14,196,846	(1)	11.2%
82 Devonshire Street Boston, Massachusetts 02109
Barclays Global Investors, NA	6,512,102	(2)	5.1
45 Fremont Street San Francisco, California 94105
Scott A. Wolstein	2,138,969	(3)(4)(16)	1.7
William H. Schafer	153,953	(4)(5)(16)	*
David M. Jacobstein	304,732	(4)(6)	*
Daniel B. Hurwitz	248,030	(4)(7)(16)	*
Joan U. Allgood	157,316	(4)(8)(16)	*
Dean S. Adler	2,386	(4)(10)	*
Terrance R. Ahern	17,053	(4)(9)(10)	*
Robert H. Gidel	18,697	(11)	*
Victor B. MacFarlane	12,250	(4)(10)(12)	*
Craig Macnab	76,894	(4)(10)(13)(16)	*
Scott D. Roulston	1,919	(10)(14)	*
Barry A. Sholem	23,069	(15)	*
William B. Summers, Jr.	5,355		*
All Current Executive Officers and Directors as a Group (17 persons)	3,379,538	(17)	2.7%

*	Less than 1%

(1)	Information for common shares owned as of December 31, 2006 is based on a report on Schedule 13G/A filed with the SEC on February 14, 2007 by FMR Corp., a parent holding company, and Edward C. Johnson 3d, an individual. Members of Mr. Johnson’s family may be deemed to form a controlling group with respect to FMR Corp. under the Investment Company Act of 1940. According to the information provided in the report, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 13,445,300 shares. FMR Corp. and Mr. Johnson each has sole dispositive power with respect to these 13,445,300 shares. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 646 shares. Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR Corp. and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 28,800 shares. FMR Corp. and Mr. Johnson each has sole dispositive power with respect to and sole voting power over these shares. Pyramis Global Advisors Trust Company, an indirect-wholly owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), is the beneficial owner of 410,700 shares. FMR Corp. and Mr. Johnson each has sole dispositive power with respect to and sole voting power over these shares. Fidelity International Limited, approximately 47% of the voting power of which is owned by partnerships controlled by Mr. Johnson’s family and a qualified institution under Rule 13d-1(b)(1)

under the Securities Exchange Act, has sole dispositive power with respect to 311,400 shares and sole power to vote over 295,700 shares. No one person’s interest in the common stock of the Company is more than 5% of the total outstanding common stock of the Company.

(2)	Information for common shares owned as of December 31, 2006 is based on a report on Schedule 13G filed with the SEC on January 23, 2007 by Barclays Global Investors, NA., a bank as defined in Section 3(a)(6) of the Securities Exchange Act, Barclays Global Fund Advisors, an investment adviser registered under the Investment Advisers Act of 1940, Barclays Global Investors Ltd., a bank as defined in Section 3(a)(6) of the Securities Exchange Act, and Barclays Global Investors Japan Trust and Banking Company Limited, a bank as defined in Section 3(a)(6) of the Securities Exchange Act, and Barclays Global Investors Japan Limited, an investment adviser registered under the Investment Advisers Act of 1940. According to the information provided in the report, Barclays Global Investors, NA. has sole voting power over 2,492,577 common shares and sole dispositive power with respect to 3,035,105 common shares; Barclays Global Fund Advisors has sole voting power over 3,109,986 common shares and sole dispositive power with respect to 3,109,986 common shares; Barclays Global Investors, Ltd. has sole voting power over 209,381 common shares and sole dispositive power with respect to 209,381 common shares; Barclays Global Investors Japan Trust and Banking Company Limited has sole voting power over 109,496 common shares and sole dispositive power with respect to 109,496 common shares; and Barclays Global Investors Japan Limited has sole voting power over 48,134 common shares and sole dispositive power with respect to 48,134 common shares. Also according to the Schedule 13G, the shares reported are held by such entities in trust accounts for the economic benefit of the beneficiaries of those accounts.

(3)	Includes 125,458 common shares subject to options currently exercisable or exercisable within 60 days. Does not include 714,728 common shares owned by Wolstein Business Enterprises, L.P., a family limited partnership, because Mr. Wolstein does not have dispositive or voting control of the common shares owned by this entity.

(4)	Does not include 416,186 stock units credited to Mr. Wolstein’s account when he elected to defer the gain attributable to the exercise of stock options pursuant to the Company’s equity deferred compensation plans. Does not include 152,755; 32,708; 37,005; 1,029; 1,362; 1,029; 695; 3,482 and 9,218 stock units credited to the accounts of Messrs. Wolstein, Jacobstein, Hurwitz, Adler, Ahern, MacFarlane and Macnab, Schafer and Mrs. Allgood, respectively, when such individual elected to defer the vesting of restricted common shares pursuant to the Company’s equity deferred compensation plans. The stock units represent the right to receive common shares at the end of the deferral period, but do not confer current dispositive or voting control of any common shares.

(5)	Includes 29,949 common shares subject to options currently exercisable or exercisable within 60 days.

(6)	Includes 116,085 common shares subject to options currently exercisable or exercisable within 60 days.

(7)	Includes 58,757 common shares subject to options currently exercisable or exercisable within 60 days.

(8)	Includes 970 common shares owned by Mrs. Allgood’s husband, beneficial ownership of which is disclaimed by Mrs. Allgood. Includes 28,453 common shares subject to options currently exercisable or exercisable within 60 days.

(9)	Includes 15,000 common shares subject to options currently exercisable or exercisable within 60 days.

(10)	Does not include 13,532; 11,422; 6,387; 4,938; and 2,625 units credited to the accounts of Messrs. Adler, Ahern, MacFarlane, Macnab and Roulston pursuant to the Company’s directors’ deferred compensation plans. Each unit is the economic equivalent of one common share, but does not confer current dispositive or voting control of any common shares.

(11)	Includes 3,000 common shares owned by a partnership in which Mr. Gidel and his wife each have a one-half interest.

(12)	Includes 10,000 common shares subject to options currently exercisable or exercisable within 60 days.

(13)	Mr. Macnab shares voting and dispositive power with his wife with respect to 75,324 of such common shares.

(14)	Includes 607 common shares held in an individual retirement account.

(15)	Includes 16,000 common shares subject to options currently exercisable or exercisable within 60 days.

(16)	Includes 1,610,996, 117,812, 33,393, 16,576 and 68,885 common shares pledged as security by Messrs. Wolstein, Schafer, Hurwitz, Macnab and Mrs. Allgood, respectively.

(17)	Includes 143,187 common shares subject to options currently exercisable or exercisable within 60 days owned by executive officers not named in the table and 8,350 common shares pledged as security by executive officers not named in the table, in addition to the information set forth in the footnotes above regarding each individual director’s and executive officer’s holdings.

PROPOSAL ONE: TO FIX THE NUMBER OF DIRECTORS AT NINE

The Company’s Code of Regulations provides that the number of directors shall be fixed by the shareholders at no fewer than three and not more than 15. The number of directors has been fixed at 10 and there are currently nine directors on the Board of Directors. All nine of the current members of the Board of Directors are nominated for re-election, and the Board of Directors does not believe that it is necessary to fill the vacant seat. Accordingly, the Board of Directors believes that it is advisable to reduce the size of the Board of Directors to nine members. If Proposal One is not approved, the tenth board seat could remain vacant or the Board of Directors could fill the vacancy at its discretion.

The affirmative vote of a majority of the issued and outstanding common shares is required for approval of this proposal.

The Board of Directors Recommends That Shareholders Vote FOR This Proposal.

PROPOSAL TWO: ELECTION OF DIRECTORS

At the Annual Meeting, unless you specify otherwise, the common shares represented by your proxy will be voted to re-elect Messrs. Adler, Ahern, Gidel, MacFarlane, Macnab, Roulston, Sholem, Summers and Wolstein. The nine nominees receiving the most votes will be elected as directors. If elected, each nominee will serve as a director until the next annual meeting of shareholders and until his successor is duly elected and qualified.

If written notice is given by any shareholder to the President, any Vice President or the Secretary of the Company at least 48 hours before the Annual Meeting that the shareholder desires that cumulative voting be used for the election of directors, and if an announcement of the giving of that notice is made when the Annual Meeting is convened by the President or the Secretary or by or on behalf of the shareholder giving that notice, then each shareholder will have the right to cumulate the voting power that the shareholder possesses in the election of directors. This means that each shareholder will be able to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of the shares owned by such shareholder, or to distribute the shareholder’s votes on the same principle among two or more candidates, as the shareholders may elect.

If voting for the election of directors is cumulative, the persons named in the enclosed proxy will vote the common shares represented by proxies given to them in such manner so as to elect as many of the nominees as possible.

If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors intends that proxies will be voted for the election of a substitute nominee designated by the Board of Directors as recommended by the Nominating and Corporate Governance Committee. The following information is furnished with respect to each person nominated for election as a director.

Nominees for Election at the Annual Meeting

Period of
Service as
Name and Age	Principal Occupation	Director

Dean S. Adler 50	Chief Executive Officer, Lubert-Adler Partners, L.P. (real estate investments)	5/97-Present
Terrance R. Ahern 51	Principal, The Townsend Group (institutional real estate consulting)	5/00-Present
Robert H. Gidel 55	Managing Partner, Liberty Partners, LP (real estate investments)	5/00-Present
Victor B. MacFarlane 55	Managing Principal, MacFarlane Partners (real estate investments)	5/02-Present
Craig Macnab 51	Chief Executive Officer, National Retail Properties (real estate investment trust)	3/03-Present
Scott D. Roulston 49	Managing Partner and Director, Fairport Asset Management, LLC (investment advisor)	5/04-Present
Barry A. Sholem 51	Principal, MDS Capital, L.P. (venture capital company)	5/98-Present
William B. Summers, Jr. 56	Retired	5/04-Present
Scott A. Wolstein 54	Chairman of the Board of Directors of the Company and Chief Executive Officer of the Company	11/92-Present

Dean S. Adler is currently the Chief Executive Officer of Lubert-Adler Partners, L.P. (“Lubert-Adler”), a private equity real estate investment company which he co-founded in 1997. Lubert-Adler currently manages over $2.5 billion in equity and $8 billion in assets in four real estate funds and has commenced a new $1.9 billion fund.

Mr. Adler is a certified public accountant. He currently serves as a member of the Board of Directors of Bed Bath & Beyond, Inc. and Electronics Boutique, Inc. Mr. Adler has served on community boards, including the UJA National Young Leadership Cabinet, and he is currently a member of the Alexis de Tocqueville Society of the United Way.

Terrance R. Ahern is a co-founder and principal of The Townsend Group, an institutional real estate consulting firm formed in 1986, which represents primarily tax-exempt clients such as public and private pension plans, endowment, foundation and multi-manager investments. Mr. Ahern was formerly a member of the Board of Directors of the Pension Real Estate Association (PREA) and the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT). Prior to founding The Townsend Group, Mr. Ahern was a Vice President of a New York-based real estate investment firm and was engaged in the private practice of law.

Robert H. Gidel has been the Managing Partner of Liberty Partners, LP, a partnership that invests in real estate and finance focused operating companies, since 1998. Mr. Gidel is Chairman of the Board of Directors of LNR Property Holdings, a private multi-asset real estate company. Until January 2007, he was a member of the Board of Directors and lead director of Global Signal Inc., a REIT, of which he was chairman of the governance committee and a member of the compensation committee. Until 2005, he was also a trustee of Fortress Registered Investment Trust and a director of Fortress Investment Fund II, LLC, both of which are registered investment companies. From 1998 until 2005, Mr. Gidel was the independent member of the investment committee of the Lone Star Funds (I, II, III, IV & V).

Victor B. MacFarlane has been the Managing Principal of MacFarlane Partners, which provides real estate advisory services to institutional investors, since he founded the partnership in 1987. Mr. MacFarlane has 28 years of real estate experience. He serves on the Board of Directors of the Real Estate Executive Council, the Initiative for a Competitive Inner City, Stanford Hospital & Clinics and the Dignity Fund. He also serves on the policy advisory board of the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley. He also is a member of the International Council of Shopping Centers, PREA, the Chief Executives Organization and the World Presidents’ Organization.

Craig Macnab became the Chief Executive Officer and a Director of National Retail Properties, a publicly-traded real estate investment trust, in February 2004. Mr. Macnab was the Chief Executive Officer, President and a Director of JDN Realty Corporation (“JDN”) from 2000 to 2003, when JDN was acquired by the Company. Prior to joining JDN, Mr. Macnab was a consultant from 1999 through April 2000. Mr. Macnab is also currently a director of Per Se Technologies, Inc.

Scott D. Roulston has been the Managing Partner and a Director of Fairport Asset Management, LLC, a registered investment advisor providing investment management and wealth management services, since 2004. From 2001 to 2004 he was the firm’s President and Chief Executive Officer. From 1990 until 2001, Mr. Roulston was the President and Chief Executive Officer of Roulston & Company, until it merged with The Hickory Group in 2001 to form Fairport Asset Management, LLC.

Barry A. Sholem became a partner of MDS Capital, L.P., a venture capital company, and head of its real estate fund in July 2004. From 1995 until August 2000, Mr. Sholem was the Chairman of Donaldson, Lufkin & Jenrette, Inc. Real Estate Capital Partners, a $2 billion real estate fund that invests in a broad range of real estate-related assets, which he formed in January 1995, and, from August 2000 to November 2003, he was a Managing Director of Credit Suisse First Boston. Mr. Sholem is currently active in the Urban Land Institute (RCMF Council), the International Council of Shopping Centers, the University of California, Berkeley Real Estate Advisory Board and the Business Roundtable.

William B. Summers, Jr. had been the Non-Executive Chairman of McDonald Investments Inc., an investment banking, brokerage and investment advisory firm, from 2000 until retiring in 2006. From 1994 until 1998, Mr. Summers was the President and Chief Executive Officer of McDonald Investments Inc., and from 1998 until 2000, Mr. Summers was the Chairman and Chief Executive Officer of McDonald Investments, Inc. Mr. Summers is also currently a director of Greatbatch, Inc. and RPM International, Inc.

Scott A. Wolstein has been the Chief Executive Officer and a Director of the Company since its organization in 1992. Mr. Wolstein has been Chairman of the Board of Directors of the Company since May 1997. Prior to the organization of the Company, Mr. Wolstein was a principal and executive officer of Developers Diversified Group, the Company’s predecessor. Following Mr. Wolstein’s graduation from law school, he was associated with the law firm of Thompson, Hine & Flory. He is currently a member of the Board of Governors and Executive Committee of NAREIT, Board of Directors of the Real Estate Roundtable, Board of Trustees of Hathaway Brown School, Board of Directors and Executive Committee Member of the Cleveland Chapter of the Red Cross, Board Member of the Cleveland Chapter of the Anti-Defamation League, Board of Directors of University Hospitals Health System, Board Member of the Greater Cleveland Partnership, Board Member of the Cleveland Development Advisors and member of the Executive Committee and Board of Trustees of the Zell-Lurie Wharton Real Estate Center. He is also a current member of the Urban Land Institute, PREA, the Visiting Committee and Advisory Council for the Case Western Reserve University’s Weatherhead School of Management, the National Advisory Council to Cleveland State University Law School and the World Presidents’ Organization. He also has served as past Chairman of the State of Israel Bonds, Ohio Chapter, a past Trustee of the International Council of Shopping Centers, President of the Board of Trustees of the United Cerebral Palsy Association of Greater Cleveland and as a member of the Board of the Great Lakes Theater Festival, The Park Synagogue and the Convention and Visitors Bureau of Greater Cleveland. Mr. Wolstein is a four-time recipient of the Realty Stock Review’s Outstanding CEO Award.

Corporate Governance

The Board of Directors has adopted Corporate Governance Guidelines which guide the Board of Directors in the performance of its responsibilities to serve the best interests of the Company and its shareholders. The Company’s Corporate Governance Guidelines are posted on the Company’s website, www.ddr.com, under “Investor Relations” and are available in print to any shareholder who requests them. The Board of Directors reviews the Corporate Governance Guidelines periodically but not less than on an annual basis.

Codes of Ethics

Code of Ethics for Senior Financial Officers.  The Company has a Code of Ethics for Senior Financial Officers that applies to the chief executive officer, chief operating officer, chief financial officer and other designated senior financial officers (collectively, “Senior Financial Officers”) of the Company. This code requires Senior Financial Officers to act with honesty and integrity; to endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that the Company files with, or submits to, the SEC and other public filings or communications made by the Company; to endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies as well as all applicable professional codes of conduct; to not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised; to not use for personal advantage confidential information acquired in the course of their employment; to proactively promote ethical behavior among peers and subordinates in the work place; and to promptly report any violation or suspected violation of this code in accordance with the Company’s Reporting and Non-Retaliation Policy and, if appropriate, directly to the Audit Committee. Only the Audit Committee or the Board of Directors, including a majority of the independent directors, may waive any provision of this code with respect to a Senior Financial Officer. Any such waiver or any amendment to this code will be promptly disclosed on the Company’s website and as otherwise required by rule or regulation. This code is posted on the Company’s website, www.ddr.com, under “Investor Relations” and is available in print to any shareholder who requests it.

Code of Business Conduct and Ethics.  The Company also has a Code of Business Conduct and Ethics that addresses the Company’s commitment to honesty, integrity and the ethical behavior of the Company’s employees, officers and directors. This code governs the actions and working relationships of the Company’s employees, officers and directors with current and potential tenants, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom the Company has or may have contact. Only the Board of Directors or the Nominating and Corporate Governance Committee may waive any provision of this code with respect to an executive officer or director. Any such waiver will be promptly disclosed on the Company’s website and as otherwise may be required by rule or regulation. The Corporate Compliance Officer may waive any provision of this code with respect to all other employees. This code is posted on the Company’s website, www.ddr.com, under “Investor Relations” and is available in print to any shareholder who requests it.

Reporting and Non-Retaliation Policy

The Company is committed to integrity and ethical behavior and has adopted a Reporting and Non-Retaliation Policy. The purpose of the policy is to encourage all employees to disclose any alleged wrongdoing that may adversely impact the Company, the Company’s tenants, shareholders, fellow employees, investors or the public at large without fear of retaliation. The policy sets forth procedures for the reporting of alleged financial (including auditing, accounting and internal control matters) and non-financial wrongdoing by employees on a confidential and anonymous basis and by other interested third parties, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports may be made directly to the Corporate Compliance Officer, the Audit Committee or to Global Compliance Services, an independent third party service retained on behalf of the Audit Committee. The Audit Committee receives notices of complaints reported under this policy and oversees the investigation of such complaints. This policy is posted on the Company’s website, www.ddr.com, under “Investor Relations” and is available in print to any shareholder who requests it.

Independent Directors

The Board of Directors has affirmatively determined that all of the nominated directors, except for Messrs. Adler and Wolstein, are “independent directors” within the meaning of the listing standards of the New York Stock Exchange (“NYSE”). The Company’s Corporate Governance Guidelines provide that the Board of Directors will be comprised of a majority of independent directors and that only those directors or nominees who meet the listing standards of the NYSE will be considered independent. The Board of Directors reviews annually the relationships that each director or nominee has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), and only those directors or nominees whom the Board affirmatively determines have no material relationship (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) prohibited under the listing standards of the NYSE with the Company will be considered independent. The basis for any determination that a relationship is not material will be disclosed in the Company’s annual proxy statement.

  Lead Director

In accordance with the Corporate Governance Guidelines, the Board of Directors has a lead director who must be an independent director and is selected by a majority of the non-management directors. The Board of Directors unanimously selected Mr. Gidel to serve as lead director. The lead director:

•	presides at all meetings of the Board of Directors at which the Chairman of the Board of Directors is not present;

•	serves as liaison between the Chairman of the Board of Directors and the non-management directors;

•	reviews and comments on information to be sent to the Board of Directors;

•	reviews and comments on meeting agendas for the Board of Directors;

•	reviews and comments on meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	has the authority to call meetings of non-management directors; and

•	if requested by major and institutional shareholders, ensures that he is available for consultation and direct communication.

  Meetings of Non-Management and Independent Directors

After each meeting of the Board of Directors, non-management directors meet independently of the Chairman of the Board and these meetings are chaired by the lead director. In 2006, the non-management directors met after each regularly scheduled Board meeting. In addition, as required by the Company’s Corporate Governance Guidelines, the independent directors meet at least once a year.

  Committees and Meetings of the Board of Directors

During the fiscal year ended December 31, 2006, the Board of Directors held nine meetings. Each director attended more than 75% of the aggregate number of meetings of the Board of Directors and committees on which he served in 2006. As stated in the Corporate Governance Guidelines, all directors are expected to attend the Company’s annual meeting of shareholders. All of the Company’s directors attended the 2006 annual meeting of shareholders.

During 2006, the following committees of the Board of Directors were in existence: a Dividend Declaration Committee, an Executive Compensation Committee, a Nominating and Corporate Governance Committee, a Pricing Committee and an Audit Committee. The Board of Directors has approved the written charters of the Audit Committee, the Executive Compensation Committee and the Nominating and Corporate Governance Committee, which are posted on the Company’s website at www.ddr.com, under “Investor Relations” and are available in print to any shareholder who requests them. Each of the Audit Committee, Executive Compensation Committee and Nominating and Corporate Governance Committee conducts a self evaluation and review of its charter annually.

Dividend Declaration Committee.  The Dividend Declaration Committee currently consists of Messrs. Adler, Macnab and Wolstein. The Dividend Declaration Committee determines if and when the Company should declare dividends on its capital shares and the amount thereof, consistent with the dividend policy adopted by the Board of Directors. The Dividend Declaration Committee held seven meetings in 2006.

Executive Compensation Committee.  The Executive Compensation Committee currently consists of Messrs. Gidel, MacFarlane, Sholem and Summers. The Executive Compensation Committee determines compensation for the Company’s executive officers and directors, oversees the Company’s compensation and executive benefit plans under which such executive officers and directors receive benefits, reviews and discusses with management the Compensation Discussion & Analysis and produces the Compensation Committee Report in the Company’s annual proxy statement. The Executive Compensation Committee engages a compensation consultant to assist in the design of the compensation program and the review of its effectiveness. The Chief Executive Officer makes recommendations to the committee regarding compensation for executive officers other than himself, and the committee delegates to senior management the authority to administer certain aspects of the compensation program for non-executive officers. All of the members of the Executive Compensation Committee are independent as independence is currently defined in the rules and regulations of the SEC, the NYSE listing standards and the Company’s Corporate Governance Guidelines. The Executive Compensation Committee held five meetings in 2006.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee currently consists of Messrs. Ahern, MacFarlane and Macnab. The Nominating and Corporate Governance Committee identifies individuals qualified to become members of the Board of Directors and recommends to the Board of Directors the persons to be nominated as directors at each annual meeting of shareholders; recommends to the Board of Directors qualified individuals to fill vacancies on the Board of Directors; reviews and recommends to the Board of Directors qualifications for committee membership and committee structure and operations; recommends directors to serve on each committee; develops and recommends to the Board of Directors corporate governance policies and procedures in compliance with the Sarbanes-Oxley Act of 2002 and other rules and regulations relating to the Company’s corporate governance; oversees compliance and approves any waivers of the Company’s Code of Business Conduct and Ethics and leads the Board of Directors in its annual review of the performance of the Board of Directors. All of the members of the Nominating and Corporate Governance Committee are independent as independence is currently defined in the NYSE listing standards and the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee held two meetings in 2006. Mr. Gidel is not a member of the Nominating and Corporate Governance Committee, but he actively participates in its meetings as the Company’s lead director.

The Nominating and Corporate Governance Committee will consider suggestions forwarded by shareholders to the Secretary of the Company concerning qualified candidates for election as directors. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a shareholder may submit the candidate’s name and qualifications to the Company’s Secretary, Joan U. Allgood, at the following address: 3300 Enterprise Parkway, Beachwood, Ohio 44122. The Nominating and Corporate Governance Committee has not established specific minimum qualifications which a candidate must have to be recommended to the Board of Directors. However, in determining qualifications for new directors, the committee will consider potential members’ qualifications as independent under the NYSE listing standards and the definition of independence set forth in the Company’s Corporate Governance Guidelines, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. The Nominating and Corporate Governance Committee will consider a pool of potential board candidates established from recommendations from shareholders and third parties, including management and current directors. Although the Nominating and Corporate Governance Committee may retain a search consultant to supplement the pool of potential board candidates, it has not engaged a consultant at this time.

Pricing Committee.  The Pricing Committee currently consists of Messrs. Roulston, Summers, and Wolstein. The Pricing Committee is authorized to approve the price and terms of offerings of the Company’s debt and equity securities. The Pricing Committee held no meetings in 2006, but did take written action on two occasions with respect to two offerings.

Audit Committee.  The Audit Committee currently consists of Messrs. Ahern, Macnab, Roulston and Summers. The Audit Committee assists the Board of Directors in overseeing the integrity of the financial statements of the Company, the Company’s compliance with legal and regulatory requirements, the Company’s independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and independent registered public accounting firm, and prepares the Audit Committee Report included in the Company’s annual proxy statement. All of the members of the Audit Committee are independent as independence is currently defined in the rules and regulations of the SEC, the NYSE listing standards and the Company’s Corporate Governance Guidelines. The Board of Directors has determined that each member of the Audit Committee is a “financial expert” within the meaning of Item 407 of Regulation S-K under the federal securities laws. The Audit Committee held nine meetings in 2006.

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and the Company’s independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained a formal written statement from the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and reviewed and discussed the results of the independent registered public accounting firm’s examination of the financial statements.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2006, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

Audit Committee
Terrance R. Ahern, Chairman
Craig Macnab
Scott D. Roulston
William B. Summers, Jr.

Compensation of Directors

2006 Director Compensation Table

	Fees Earned or		Stock
	Paid in Cash		Awards	Total
Name	($)		($)	($)

Dean S. Adler	$100,000	(1)	$0	$100,000
Terrance R. Ahern	$120,000	(1)	$0	$120,000
Mohsen Anvari(2)	$100,625	(1)	$0	$100,625
Robert H. Gidel(3)	$0		$135,120	$135,120
Victor B. MacFarlane	$101,875	(1)	$0	$101,875
Craig Macnab	$100,000	(1)	$0	$100,000
Scott D. Roulston	$100,000	(1)	$0	$100,000
Barry A. Sholem	$0		$100,192	$100,192
William B. Summers, Jr.	$50,000		$50,172	$100,172

(1)	Fees were deferred into Directors’ Deferred Compensation Plan.

(2)	Mr. Anvari resigned from the board in September 2006.

(3)	Mr. Gidel waived $20,000 in compensation to which he was entitled as a fee for his services rendered as Chairman of the Executive Compensation Committee.

Directors receive an annual fee of $100,000, which each director must elect to receive in the form of not less than 50% common shares (or common share equivalents due to the deferral of such fees as described below) and the balance in cash. Pursuant to the Company’s deferred compensation plans, directors may defer receipt of their fees, which are then converted into units which are the equivalent of common shares without voting rights. Fees are paid to directors in quarterly installments. The number of common shares to be issued quarterly is determined by converting one-fourth of the value of the director’s annual fees that such director elected to receive in the form of stock into common shares based on the fair market value of the common shares on the business day preceding the date of the issuance.

Persons who chair the Audit Committee, the Executive Compensation Committee and the Nominating and Corporate Governance Committee are entitled to receive additional compensation of $20,000, $20,000 and $15,000, respectively, as a fee for services rendered as chair of these committees. The lead director is entitled to receive additional compensation of $35,000, as a fee for services rendered as lead director. Directors receiving this additional compensation must elect to receive it in the form of not less than 50% common shares (or common share equivalents due to the deferral of such fees under the Company’s deferred compensation plans) and the balance in cash. Fees are paid to the Committee Chair in quarterly installments. The number of common shares to be issued quarterly is determined by converting one-fourth of the value of the director’s fees that such director elected to receive in the form of stock into common shares based on the fair market value of the common shares on the business day preceding the date of the issuance.

Each non-employee director is also reimbursed for expenses incurred in attending meetings.

Directors’ Deferred Compensation Plans.  Non-employee directors have the right to defer all or a portion of the cash portion of their fees pursuant to the Company’s deferred compensation plans. The Company’s deferred compensation plans are an unfunded, general obligation of the Company. Participants’ contributions are converted to units, based on the market value of the common shares, so that each unit is the economic equivalent of one common share without voting rights. Settlement of units is made in cash at a date determined by the participant at the time a deferral election is made. Messrs. Adler, Ahern, Anvari (who resigned from the board in September 2006), MacFarlane, Macnab and Roulston elected to defer certain of their 2006 fees pursuant to the Company’s deferred compensation plans. During their terms as directors, Messrs. Adler, Ahern, Anvari, MacFarlane, Macnab and Roulston have deferred compensation represented by the following number of units:

	Number of
	Units under the	Value of Units as of
	Directors’ Deferred	the Year Ended
Name	Compensation Plans	December 31, 2006($)

Dean S. Adler	13,532	$851,848
Terrance R. Ahern	11,422	$718,989
Mohsen Anvari	3,806	$239,556
Victor B. MacFarlane	6,418	$404,007
Craig Macnab	4,938	$310,820
Scott D. Roulston	2,625	$165,228

Equity Deferred Compensation Plans.  Directors have the right to defer the vesting of restricted share grants and, for compensation earned prior to December 31, 2004, the gain otherwise recognizable upon the exercise of options in accordance with the terms of the Company’s equity deferred compensation plans. The value of participants’ contributions are converted into units, based on the market value of the common shares, so that each unit is the economic equivalent of one common share without voting rights. The Company has established two “rabbi” trusts, which hold common shares of the Company, to satisfy its payment obligations under the plans. Common shares equal to the number of units credited to participants’ accounts under the plans are contributed to the first “rabbi” trust. The second “rabbi” trust will receive the amount of participants’ aggregate dividend equivalent account balances under the plans if participants elect to defer dividends. In the event of the Company’s insolvency, the assets of the “rabbi” trusts are available to general creditors. Settlement of units is made in common shares at a date determined by the participants at the time a deferral election is made.

During their terms as directors, Messrs. Adler, Ahern, MacFarlane and Macnab have deferred compensation into the equity deferred compensation plans represented by the following number of units:

	Number of
	Units under the	Value of Units as
	Equity Deferred	of the Year Ended
Name	Compensation Plans	December 31, 2006($)

Dean S. Adler	1,029	$64,776
Terrance R. Ahern	1,362	$85,738
Victor B. MacFarlane	1,029	$64,776
Craig Macnab	695	$43,750

EXECUTIVE COMPENSATION

The following information is set forth with respect to the Company’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers, each of whom was serving as an executive officer at December 31, 2006 (the “named executive officers”).

Summary Compensation Table

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)(1)	(d)	(e)(2)	(f)(3)	(g)(1)(4)	(h)	(i)(5)	(j)

Scott A. Wolstein	2006	$641,667	—	$2,440,858	$691,277	$1,614,380	—	$752,295	$6,140,477
Chairman and Chief Executive Officer
William H. Schafer	2006	$266,667	—	$249,756	$51,113	$140,514	—	$40,146	$748,196
Executive Vice President and Chief Financial Officer
David M. Jacobstein	2006	$436,333	—	$606,202	$278,309	$519,300	—	$92,974	$1,933,118
President and Chief Operating Officer
Daniel B. Hurwitz	2006	$425,171	—	$972,633	$235,904	$505,900	—	$62,710	$2,202,318
Senior Executive Vice President and Chief Investment Officer
Joan U. Allgood	2006	$268,333	—	$272,428	$68,999	$162,000	—	$37,460	$809,220
Executive Vice President of Corporate Transactions and Governance

(1)	The amounts reported in columns (c) and (g) include amounts deferred into the Company’s 401(k) Plan (a qualified plan) and Elective Deferred Compensation Plan (the “Deferred Plan”) (a nonqualified plan) for the year ended December 31, 2006 by Messrs. Wolstein, Schafer, Jacobstein and Hurwitz and Mrs. Allgood of: $86,125, $38,500, $417,747, $57,889 and $29,667, respectively. Under the Deferred Plan, amounts are payable to the executive at a date specified by the executive at the time of his or her deferral election in accordance with the provisions of the plan.

(2)	The amounts reported in column (e) reflect the dollar amount recognized for financial statement purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), of awards pursuant to the long-term incentive program and include amounts for awards granted in and prior to 2006. Deferred amounts are payable to the executive at a date specified by the executive at the time of his or her deferral election in accordance with the provisions of the plan. Assumptions used in the calculation of these amounts are included in footnote 17 to the financial statements included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2006, filed with the SEC on February 21, 2007.

(3)	The amounts reported in column (f) reflect the dollar amount recognized for financial statement purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), of awards pursuant to the long-term incentive program, and include amounts for awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 17 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on February 21, 2007.

(4)	The amounts reported in column (g) reflect amounts earned by such executives as part of the Company’s Annual Incentive Plan and includes amounts deferred by the executives. The amount of incentive compensation earned is calculated as a percentage of annualized 2006 base compensation and is more fully described in Compensation Discussion and Analysis under “Non-Equity Incentive Plan Compensation” on page 27. In the case of Mr. Wolstein, the amount also includes an incentive payment of $683,000 earned as part of the RVIP Incentive program, which is more fully explained in Compensation Discussion and Analysis under “Base Salaries and Certain Other Annual Compensation” on page 26.

(5)	The amounts shown in column (i) reflect amounts related to contributions to the Company’s 401(k) plan and Elective Deferred Compensation Plan. “Other Compensation” also includes amounts paid to executives for a gross up relating to a supplemental long-term disability policy; automobile allowances; executive health coverage; tax and financial planning and business and country club memberships, each of which is more fully described in Compensation Discussion and Analysis under “Other Benefits” on page 32. In the case of Mr. Wolstein, he also received additional compensation in the amount of $650,000 in lieu of life insurance benefits, explained more fully in the Compensation Discussion and Analysis under “Base Salaries and Certain Other Annual Compensation” on page 26. None of the other amounts in column (i), if not a perquisite or personal benefit, exceed $10,000 or, if a perquisite or personal benefit, exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for such officer. The Company provides certain executives a long-term disability policy to supplement the group disability policies offered to all employees by the Company. This policy is a taxable benefit to Messrs. Wolstein, Schafer, Jacobstein, Hurwitz and Mrs. Allgood in the amount of $20,628, $6,156, $22,758, $7,884 and $8,091, respectively.

Grants of Plan-Based Awards for Fiscal Year 2006

									All Other
									Option
								All Other	Awards:	Exercise	Grant
								Stock	Number of	or Base	Date
								Awards:	Securities	Price	Fair Value
		Estimated Future Payouts			Estimated Future Payouts			Number of	Underlying	of Option	of Stock
	Grant	Under Non-Equity Incentive			Under Equity Incentive			Shares of Stock	Options	Awards	and Option
	Date	Plan Awards(1)			Plan Awards(1)			or Units (#)	(#)	($/Sh)	Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Name	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)(2)	(i)(3)	(j)	(k)

Scott A. Wolstein	8/16/2006	$0	—	$3,000,000	0	—	53,680				$990,327

	2/23/2006							25,950			$1,318,520

	2/23/2006								66,384	$50.81	$445,961

William H. Schafer	1/1/2006	$0	—	$417,000	0	—	12,850				$186,341

	2/23/2006							2,310			$117,371

	2/23/2006								5,901	$50.81	$39,642

David M. Jacobstein	2/23/2006							10,690			$543,159

	2/23/2006								27,340	$50.81	$183,667

Daniel B. Hurwitz	8/16/2006	$0	—	$1,500,000	0	—	26,840				$495,857

	2/23/2006							10,425			$529,694

	2/23/2006								26,669	$50.81	$179,160

Joan U. Allgood	1/1/2006	$0	—	$417,000	0	—	12,850				$186,341

	2/23/2006							2,400			$121,944

	2/23/2006								6,138	$50.81	$41,234

(1)	Amounts reflect grants made under Outperformance Plans granted to Messrs. Wolstein and Hurwitz on August 16, 2006 and, in the case of Mr. Schafer and Mrs. Allgood, on January 1, 2006. The parameters of these plans, which have a threshold of zero and do not provide for a target amount, are more fully described in the Compensation Discussion & Analysis under “Outperformance Awards” on page 31 and in Footnote 17 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on February 21, 2007.

(2)	Amounts shown in this column reflect restricted shares granted to the executives under the long-term incentive program granted on February 23, 2006 at $50.81.

(3)	The amounts shown in this column reflect option grants made to all of the executives under the long-term incentive program granted on February 23, 2006. The grant date fair value of the options ($6.67179 per option) was determined by using the Black Scholes Valuation method on the date of grant. See footnote 17 to the financial statements included in the Company Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on February 21, 2007 for the assumptions used in the model.

Outstanding Equity Awards at Fiscal Year-End for Fiscal Year 2006

	Option Awards				Stock Awards
			Equity						Equity
			Incentive					Equity	Incentive
			Plan					Incentive	Plan Awards:
			Awards:					Plan Awards:	Market or
	Number of	Number of	Number of			Number of	Market Value	Number of	Payout Value
	Securities	Securities	Securities			Shares or	of Shares	Unearned	of Unearned
	Underlying	Underlying	Underlying			Units of	or Units	Shares, Units	Shares, Units
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	of Stock That	or Other Rights	or Other Rights
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	That Have	That Have Not
	Exercisable	Unexercisable(1)	Options (#)	Price (S)	Date	Vested (#)	Vested (S)	Not Vested (#)	Vested ($)
Name	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Scott A. Wolstein	0	57,996	—	$36.32	2/24/2014	205,229	$12,919,166	253,680	$16,350,000
	0	90,668	—	$41.37	2/24/2015
	0	66,384	—	$50.81	2/23/2016
William H. Schafer	4,500	0	—	$23.00	2/25/2013	6,192	$389,786	12,850	$1,028,000
	10,024	5,012	—	$36.32	2/24/2014
	4,223	8,446	—	$41.37	2/24/2015
	0	5,901	—	$50.81	2/23/2016
David M. Jacobstein	19,676	0	—	$23.00	2/25/2013	27,804	$1,750,262	133,333	$8,393,313
	45,978	22,989	—	$36.32	2/24/2014
	0	36,658	—	$41.37	2/24/2015
	0	27,340	—	$50.81	2/23/2016
Daniel B. Hurwitz	0	17,342	—	$36.32	2/24/2014	23,945	$1,507,338	160,173	$10,293,313
	16,263	32,526	—	$41.37	2/24/2015
	0	26,669	—	$50.81	2/23/2016
Joan U. Allgood	6,370	0	—	$23.00	2/25/2013	6,790	$427,431	12,850	$1,028,000
	11,494	5,747	—	$36.32	2/24/2014
	4,583	9,166	—	$41.37	2/24/2015
	0	6,138	—	$50.81	2/23/2016

(1)	All options listed for such named executive officer vest over the first three years of the ten-year term of the option.

Option Exercises and Stock Vested for Fiscal Year 2006

	Option Awards		Stock Awards(1)
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on		Value Realized
	Exercise (#)	on Exercise ($)	Vesting (#)		on Vesting ($)
Name	(a)	(b)	(c)		(d)

Scott A. Wolstein	224,113	$4,381,148	76,605		$3,754,881
William H. Schafer	19,678	$703,531	3,239		$164,038
David M. Jacobstein	51,597	$1,550,823	16,728		$846,650
Daniel B. Hurwitz	52,187	$1,108,283	13,268	(2)	$671,694
Joan U. Allgood	0	$0	4,179		$211,499

(1)	Reflects shares received pursuant to the Long-Term Incentive Compensation for the 2002-2006 grants by such named executive officer in the first quarter of 2006.

(2)	Mr. Hurwitz elected to defer the receipt of these shares pursuant to the Company’s Equity Deferred Compensation Plan.

Nonqualified Deferred Compensation for Fiscal Year 2006(1)

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
	($)	($)	($)	($)	($)
Name	(a)	(b)(2)	(c)	(d)	(e)

Scott A. Wolstein	$66,125	$36,088	$1,667,197	$0	$40,643,727
William H. Schafer	$23,500	$5,850	$18,153	$0	$370,408
David M. Jacobstein	$397,747	$22,482	$124,661	$0	$2,939,624
Daniel B. Hurwitz	$714,583	$19,133	$97,791	$0	$2,647,890
Joan U. Allgood	$10,000	$8,243	$51,681	$0	$943,485

(1)	Nonqualified Deferred Compensation Plans, which include the Deferred Compensation Program and the Equity Deferred Compensation Program, are described more fully in the Compensation Discussion and Analysis under “Other Benefits” on page 32.

(2)	Amounts included as part of “Other Compensation” to such named executive officer in the Summary Compensation Table on page 15.

Employment Agreements

The Company has entered into separate employment agreements with each of the named executive officers. Each of the employment agreements contains an “evergreen” provision that provides for an automatic extension of the agreement for an additional year at the end of each fiscal year, subject to the parties’ termination rights. In the case of Mr. Wolstein, the effect of the automatic extension is a two-year “evergreen” term.

In the case of Mr. Wolstein, either party may terminate the agreement by giving one year’s prior written notice. In the case of Messrs. Schafer, Jacobstein, Hurwitz and Mrs. Allgood, the agreement can be terminated by the Company by giving 90 days prior written notice.

The agreements provide for minimum base salaries subject to increases approved by the Executive Compensation Committee. The annual base salaries for 2006 were $641,667, $266,667, $436,333, $425,171 and $268,333 for Messrs. Wolstein, Schafer, Jacobstein, Hurwitz and Mrs. Allgood, respectively.

Pursuant to the agreements, Messrs. Wolstein, Jacobstein and Hurwitz are provided use of company automobiles, financial and tax planning assistance and the payment of country and business club membership fees and dues. Mr. Schafer and Mrs. Allgood are entitled to car payments or allowances and are entitled to the payment of certain club membership fees and dues. In addition, the employment agreements for each of the Company’s named executive officers provides for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time and other customary fringe benefits. Attributed costs of these benefits for the named executive officers for 2006 are included in the Summary Compensation Table on page 15.

Pursuant to the agreements, each of Messrs. Wolstein, Schafer, Jacobstein, Hurwitz and Mrs. Allgood is entitled to non-equity incentive plan compensation (a bonus) equal to a percentage of his or her base salary as determined by the Executive Compensation Committee. See the Compensation Discussion & Analysis under “Non-Equity Incentive Plan Compensation” for a discussion of the methods used to determine these bonuses and each of the named executive officer’s base and maximum bonus percentage.

If the named executive officer’s employment is terminated by the Company without cause, or by the named executive officer for certain good reasons, he or she is entitled to receive (a) in the case of Mr. Wolstein, continued used of office space, office support and secretarial services at the expense of the Company for a period ending on the earlier of (i) Mr. Wolstein’s death, (ii) the date on which Mr. Wolstein commences other employment, or (iii) the fifth anniversary of the termination date, (b) in the case of Mr. Schafer, a payment equal to his annual salary plus the amount of non-equity incentive plan compensation (bonus) payable to him prorated up through the date of termination and accrued by the Company as of the month of termination, (c) in the case of Mr. Jacobstein, a payment equal to two times annual salary plus the lesser of his annual salary or two times the amount of the non-equity incentive plan compensation (bonus) received by him for the fiscal year prior to the termination date, (d) in the case of Mr. Hurwitz, a payment equal to two times annual salary plus his target non-equity incentive plan compensation (bonus) for the year during which the termination occurs assuming all performance goals for such target amount have been met, (e) in the case of Mrs. Allgood, a payment equal to her annual salary plus the amount of non-equity incentive plan compensation (bonus) payable to her prorated up through the date of termination and accrued by the Company as of the month of termination, and (f) in the case of Messrs. Schafer, Jacobstein and Hurwitz and Mrs. Allgood, continued life, disability and medical insurance for a period of one year following such termination.

In the cases of Messrs. Schafer, Jacobstein and Hurwitz and Mrs. Allgood, the agreements also provide that to the extent that any of the payments to be made to under the Employment Agreement or the Change in Control Agreement discussed below (together with all other payments of cash or property, whether pursuant to the agreements or otherwise; but in the case of Mr. Schafer and Mrs. Allgood, excluding any units or awards granted or vested pursuant to his or her Outperformance Long-Term Incentive Plan Agreement or Performance Unit Agreement with the Company) constitutes “excess parachute payments” under certain tax laws, the Company will pay to the executive officer such additional amounts as are necessary to cause him to receive the same after-tax compensation that he would have but for the application of such tax laws.

Potential Payments Upon Termination or Change in Control

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation and other benefits to named executive officers of the Company in the event of a termination of employment or a change in control of the Company. The amount of compensation payable to each named executive officer in each situation is listed in the tables below.

Based on a hypothetical termination or change in control occurring on December 29, 2006 (the last business day of the fiscal year ending December 31, 2006), the following tables describe the potential payments upon such termination or change in control for each named executive officer.

Scott A. Wolstein

						Involuntary
						or Good
	Retirement		Involuntary			Reason
Executive Benefits	or Other		Not For			Termination
and Payments	Voluntary		Cause		For Cause	(Change-in-
Upon Termination	Termination		Termination		Termination	Control)	Disability		Death

Compensation:
Cash Severance(1)	$0		$4,729,140	(2)	$0	$4,837,500	$3,613,342		$0
Long-term Incentives:
Unvested and Accelerated Restricted Stock(3)	$0	(4)	$0		$0	$23,001,049	$23,001,049		$23,001,049
Unvested and Accelerated Stock Options	$0		$0		$0	$4,306,951	$4,306,951		$4,306,951
Outperformance Units(5)	$0		$4,492,249		$0	$3,590,625	$4,492,249		$4,492,249

Benefits & Perquisites:
Post-Termination Health and Welfare Benefits(6)	$0		$60,000	(2)	$0	$40,000	$0		$0
Life Insurance Proceeds	$0		$0		$0	$0	$0		$22,722,557	(9)
Disability Insurance Proceeds	$0		$0		$0	$0	$1,245,624	(10)	$0
280G Gross-Up(7)	$0		$0		$0	$0	$0		$0
Accrued Vacation Pay(8)	$0		$0		$0	$0	$0		$0
Post-Termination Office and Secretarial Services(6)	$700,000		$700,000		$0	$700,000	$700,000		$0

(1)	Amounts calculated pursuant to the terms of Mr. Wolstein’s employment agreement or change in control agreement, as applicable.

(2)	Mr. Wolstein’s employment agreement does not permit the Company to terminate his employment without cause unless three years’ prior notice is given. Accordingly, the Company has assumed for this hypothetical termination that Mr. Wolstein would receive a lump sum payment equal to the salary and bonus and health and welfare benefits he would have received under his employment agreement during the three-year period following the termination.

(3)	Includes restricted stock granted pursuant to the conversion of performance unit awards, as described in the Compensation Discussion and Analysis under “Performance Units” on page 30.

(4)	Pursuant to the plans under which restricted stock was awarded, the Compensation Committee may, in its discretion, accelerate the vesting of unvested restricted stock in the event of Mr. Wolstein’s retirement.

(5)	Amounts calculated pursuant to the terms of Mr. Wolstein’s outperformance long-term incentive agreement. For the hypothetical change in control on December 29, 2006, the following assumptions were utilized: one of two equity appreciation metrics would have been achieved, the growth in funds from operations metric would not have been achieved, and the distretionary metric would have been achieved. In such event, the payment would be made upon the occurrence of the change in control. For the hypothetical without cause, death or disability termination, the amounts are based on the assumption that all the metrics will have been achieved during the measurement period ending on December 31, 2007, and that the maximum award would have been granted. In such event, the payment would be made on March 1, 2008.

(6)	Estimated present value of benefits calculated assuming a 6.5% discount rate and an assumed rate of cost increase of 6.5%.

(7)	While Mr. Wolstein’s change in control agreement provides for a gross-up payment with respect to excess parachute payments under Section 280G, based on the assumed hypothetical change in control, the gross-up payment would not have been triggered.

(8)	Assumes all vacation was either used during the fiscal year or forfeited at year end pursuant to the Company’s vacation policy.

(9)	Includes a $400,000 payment under a group term life policy provided by the Company, a $11,878,998 payment (which is the benefit net of premiums to be reimbursed to the Company) under an individual voluntary policy for which the Company paid premiums prior to July 30, 2002 and a $10,443,559 payment (which is the benefit net of premiums to be reimbursed to the Company) under a survivor’s policy for which the Company paid premiums prior to July 30, 2002.

(10)	The estimated payments for long term disability utilize a present value calculation based upon the executive’s age and maximum benefit available upon a total disability. In general, benefits are available until age 65.

William H. Schafer

				Involuntary
				or Good
	Retirement	Involuntary		Reason
Executive Benefits	or Other	Not For		Termination
and Payments	Voluntary	Cause	For Cause	(Change-in-
Upon Termination	Termination	Termination	Termination	Control)	Disability		Death

Compensation:
Cash Severance(1)	$0	$406,411	$0	$853,334	$406,411		$406,411
Long-term Incentives:
Unvested and Accelerated Restricted Stock	$0	$0	$0	$389,786	$389,786		$389,786
Stock Options Unvested and Accelerated	$0	$0	$0	$387,372	$387,372		$387,372
Outperformance Units(2)	$0	$575,625	$0	$503,600	$575,625		$575,625
Benefits & Perquisites:
Post-Termination Health and Welfare Benefits(3)	$0	$20,000	$0	$40,000	$20,000		$20,000
Life Insurance Proceeds	$0	$0	$0	$0	$0		$400,000
Disability Insurance Proceeds	$0	$0	$0	$0	$2,000,243	(6)	$0
280G Gross-Up(4)	$0	$0	$0	$0	$0		$0
Accrued Vacation Pay(5)	$0	$0	$0	$0	$0		$0

(1)	Amounts calculated pursuant to the terms of Mr. Schafer’s employment agreement or change in control agreement, as applicable.

(2)	Amounts calculated pursuant to the terms of Mr. Schafer’s outperformance long-term incentive agreement. For the hypothetical change in control on December 29, 2006, the following assumptions were utilized: one of two total shareholder return metrics would have been achieved and the growth in funds from operations metric would not have been achieved. In such event, the payment would be made upon the occurrence of the change in control. For the hypothetical without cause, death or disability termination, the amounts are based on the assumption that all the metrics will have been achieved during the measurement period ending on December 31, 2009, and that the maximum award would have been granted. In such event, the payment would be made on March 1, 2010.

(3)	Estimated present value of benefits calculated assuming a 6.5% discount rate and an assumed rate of cost increase of 6.5%.

(4)	While Mr. Schafer’s change in control agreement provides for gross-up protection with respect to excess parachute payments under Section 280G, based on the assumed hypothetical termination, the gross-up payment would not be triggered.

(5)	Assumes all vacation was either used during the fiscal year or forfeited at year end pursuant to the Company’s vacation policy.

(6)	The estimated payments for long term disability utilize a present value calculation based upon the executive’s age and maximum benefit available upon a total disability. In general, benefits are available until age 65.

David M. Jacobstein

					Involuntary
					or Good
	Retirement		Involuntary		Reason
Executive Benefits	or Other		Not For		Termination
and Payments	Voluntary		Cause	For Cause	(Change-in-
Upon Termination	Termination		Termination	Termination	Control)	Disability		Death

Compensation:
Cash Severance(1)	$0		$1,315,800	$0	$1,973,700	$1,315,800		$1,315,800
Long-term Incentives:
Unvested and Accelerated Restricted Stock(2)	$0	(3)	$0	$0	$8,884,574	$8,884,574		$8,884,574
Unvested and Accelerated Stock Options	$0		$0	$0	$1,735,184	$1,735,184		$1,735,184
Benefits & Perquisites:
Post-Termination Health and Welfare Benefits(4)	$0		$20,000	$0	$40,000	$20,000		$20,000
Life Insurance Proceeds	$0		$0	$0	$0	$0		$400,000
Disability Insurance Proceeds	$0		$0	$0	$0	$1,201,019	(7)	$0
280G Gross-Up(5)	$0		$0	$0	$0	$0		$0
Accrued Vacation Pay(6)	$0		$0	$0	$0	$0		$0

(1)	Amounts calculated pursuant to the terms of Mr. Jacobstein’s employment agreement or change in control agreement, as applicable.

(2)	Includes restricted stock granted pursuant to the conversion of performance unit awards, as described in the Compensation Discussion and Analysis under “Performance Units” on page 30.

(3)	Pursuant to the plans under which restricted stock was awarded, the Compensation Committee may, in its discretion, accelerate the vesting of unvested restricted stock in the event of Mr. Jacobstein’s retirement.

(4)	Estimated present value of benefits calculated assuming a 6.5% discount rate and an assumed rate of cost increase of 6.5%.

(5)	While Mr. Jacobstein’s employment agreement provides for gross-up protection with respect to excess parachute payments under Section 280G, based on the assumed hypothetical termination, the gross-up payment would not be triggered.

(6)	Assumes all vacation was either used during the fiscal year or forfeited at year end pursuant to the Company’s vacation policy.

(7)	The estimated payments for long term disability utilize a present value calculation based upon the executive’s age and maximum benefit available upon a total disability. In general, benefits are available until age 65.

Daniel B. Hurwitz

				Involuntary
				or Good
	Retirement	Involuntary		Reason
Executive Benefits	or Other	Not For		Termination
and Payments	Voluntary	Cause	For Cause	(Change-in-
Upon Termination	Termination	Termination	Termination	Control)	Disability		Death

Compensation:
Cash Severance(1)	$0	$1,602,375	$0	$1,922,850	$1,860,856		$1,860,856
Long-term Incentives:
Unvested and Accelerated Restricted Stock(2)	$0	$0	$0	$8,641,650	$8,641,650		$8,641,650
Unvested and Accelerated Stock Options	$0	$0	$0	$1,487,490	$1,487,490		$1,487,490
Outperformance Units(3)	$0	$2,246,124	$0	$1,795,313	$2,246,124		$2,246,124
Benefits & Perquisites:
Post-Termination Health and Welfare Benefits(4)	$0	$20,000	$0	$40,000	$20,000		$20,000
Life Insurance Proceeds	$0	$0	$0	$0	$0		$400,000
Disability Insurance Proceeds	$0	$0	$0	$0	$1,863,799	(7)	$0
280G Gross-Up(5)	$0	$0	$0	$0	$0		$0
Accrued Vacation Pay(6)	$0	$0	$0	$0	$0		$0

(1)	Amounts calculated pursuant to the terms of Mr. Hurwitz’s employment agreement or change in control agreement, as applicable.

(2)	Includes restricted stock granted pursuant to the conversion of performance unit awards, as described in the Compensation Discussion and Analysis under “Performance Units” on page 30.

(3)	Amounts calculated pursuant to the terms of Mr. Hurwitz’s outperformance long-term incentive agreement. For the hypothetical change in control on December 29, 2006, the following assumptions were utilized: one of two equity appreciation metrics would have been achieved, the growth in funds from operations metric would not have been achieved, and the distretionary metric would have been achieved. In such event, the payment would be made upon the occurrence of the change in control. For the hypothetical without cause, death or disability termination, the amounts are based on the assumption that all the metrics will have been achieved during the measurement period ending on December 31, 2007, and that the maximum award would have been granted. In such event, the payment would be made on March 1, 2008.

(4)	Estimated present value of benefits calculated assuming a 6.5% discount rate and an assumed cost increase rate of 6.5%.

(5)	While Mr. Hurwitz’s employment agreement provides for gross-up protection with respect to excess parachute payments under Section 280G, based on the assumed hypothetical termination, the gross-up payment would not be triggered.

(6)	Assumes all vacation was either used during the fiscal year or forfeited at year end pursuant to the Company’s vacation policy.

(7)	The estimated payments for long term disability utilize a present value calculation based upon the executive’s age and maximum benefit available upon a total disability. In general, benefits are available until age 65.

Joan U. Allgood

					Involuntary
					or Good
	Retirement		Involuntary		Reason
Executive Benefits	or Other		Not For		Termination
and Payments	Voluntary		Cause	For Cause	(Change-in-
Upon Termination	Termination		Termination	Termination	Control)	Disability		Death

Compensation:
Cash Severance(1)	$0		$435,242	$0	$858,666	$435,242		$435,242
Long-term Incentives:
Unvested and Accelerated Restricted Stock	$0	(2)	$0	$0	$427,493	$427,493		$427,493
Unvested and Accelerated Stock Options	$0		$0	$0	$424,705	$424,705		$424,705
Outperformance Units(3)	$0		$575,625	$0	$503,600	$575,625		$575,625
Benefits & Perquisites:
Post-Termination Health and Welfare Benefits(3)	$0		$20,000	$0	$40,000	$20,000		$20,000
Life Insurance Proceeds	$0		$0	$0	$0	$0		$400,000
Disability Insurance Proceeds	$0		$0	$0	$0	$1,668,428	(7)	$0
280G Gross-Up(4)	$0		$0	$0	$0	$0		$0
Accrued Vacation Pay(5)	$0		$0	$0	$0	$0		$0

(1)	Amounts calculated pursuant to the terms of Ms. Allgood’s employment agreement or change in control agreement, as applicable.

(2)	Pursuant to the plans under which restricted stock was awarded, the Compensation Committee may, in its discretion, accelerate the vesting of unvested restricted stock in the event of Ms. Allgood’s retirement.

(3)	Amounts calculated pursuant to the terms of Ms. Allgood’s outperformance long-term incentive agreement. For the hypothetical change in control on December 29, 2006, the following assumptions were utilized: one of two total shareholder return metrics would have been achieved and the growth in funds from operations metric would not have been achieved. In such event, the payment would be made upon the occurrence of the change in control. For the hypothetical without cause, death or disability termination, the amounts are based on the assumption that all the metrics will have been achieved during the measurement period ending on December 31, 2009, and that the maximum award would have been granted. In such event, the payment would be made on March 1, 2010.

(4)	Estimated present value of benefits calculated assuming a 6.5% discount rate and an assumed rate of cost increase of 6.5%.

(5)	While Ms. Allgood’s change in control agreement provides for gross-up protection with respect to excess parachute payments under Section 280G, based on the assumed hypothetical termination, the gross-up payment would not be triggered.

(6)	Assumes all vacation was either used during the fiscal year or forfeited at year end pursuant to the Company’s vacation policy.

(7)	The estimated payments for long term disability utilize a present value calculation based upon the executive’s age and maximum benefit available upon a total disability. In general, benefits are available until age 65.

Compensation Discussion and Analysis

Overview

The following discussion and analysis should be read in conjunction with the information presented in the compensation tables, the footnotes to those tables and the related disclosures appearing elsewhere in this proxy statement.

The compensation and benefits payable to the Company’s executive officers are established by or under the supervision of the Compensation Committee of the Company’s Board of Directors (the “Committee”). The Committee consists of four members, Robert H. Gidel (Chairman), Victor B. MacFarlane, Barry A. Sholem and William B. Summers, Jr., each of whom is an independent director within the meaning of the NYSE’s listing standards, a disinterested director within the meaning of Rule 16b-3 under the Securities Exchange Act, and a “non-employee director” within the meaning of Section 162(m) of the Internal Revenue Code.

The Committee determines compensation for those officers considered “executive officers” under the rules and regulations of the SEC. Throughout this discussion and analysis, the individuals included in the Summary Compensation Table on page 15 (the “Compensation Table”) are referred to as the “named executive officers.”

The Committee operates under a written charter (the “Charter”) adopted by the Company’s Board of Directors. A copy of the Charter is available at www.ddr.com under “Investor Relations.” Pursuant to the Charter, the fundamental responsibilities of the Committee, among others, are:

1. To review and approve the goals and objectives relevant to the compensation of the Company’s executive officers, and amend, or recommend that the Board amend, these goals and objectives if the Committee deems it appropriate.

2. To review the Company’s executive and employee compensation plans and, if the Committee deems it appropriate, recommend to the Board and shareholders, if required, the adoption of new plans or the amendment of existing plans.

3. To review and approve the compensation for executive officers.

The Charter provides that the Committee must meet at least two times annually. However, the Committee meets as often as necessary in order to discharge its duties effectively. During 2006, the Committee held five meetings. The agenda for each meeting is established by the Chairman of the Committee. The Committee frequently invites members of senior management to participate in its deliberations. In addition, the Committee regularly meets in executive session without management.

Compensation Philosophy and Objectives

The Committee believes that the Company must be able to attract, retain and motivate superior senior executives and, in order to achieve this goal, those executives must be compensated at a level commensurate with their performance when measured against executives in comparable companies. The Committee also believes compensation packages provided by the Company to its senior executives, including the named executive officers, should include as a primary component both cash and equity-based compensation that reward performance as measured against annual, long-term and strategic goals designed to facilitate the achievement of the Company’s business objectives and the enhancement of shareholder value.

In order to assure the alignment of interests between senior management and shareholders, the Committee believes that each senior executive should have a significant equity stake in the Company. This sentiment is shared by the Board, which adopted guidelines requiring each named executive officer to own during each year common shares or common share equivalents (including unvested restricted shares) with an aggregate value of no less than the sum of such named executive officer’s base salary plus his or her annual performance-based cash bonus for the immediately preceding year.

As a result of the Committee’s “pay for performance” philosophy, a significant percentage of total compensation for the Company’s senior executives, including the named executive officers, is allocated to incentive awards. The Committee has no mandatory policy for the allocation between cash and non-cash or short-term and long-term incentive compensation. However, historically, 20-50% of a named executive officer’s compensation has been in the form of annual salaries, 20-50% has been in the form of annual performance-based cash bonuses and 20-50% has been in the form of long-term incentive compensation. Generally, the higher ranking the officer, the more of his or her compensation is incentive and equity based, making a significant portion of the value of his or her total pay package dependent on long-term stock appreciation.

Compensation Setting Process

In keeping with its philosophy, the Committee, with advice from a compensation consultant retained by the Committee, established a peer group of companies (the “Compensation Peer Group”) consisting of REITs of similar size to the Company and REITs with retail assets as their primary focus, since these entities compete with the Company for investment dollars and talent. The total compensation for the named executive officers has generally exceeded the average total compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group, because the performance of the named executive officers has enabled the Company’s shareholders to receive returns in excess of the average of their Compensation Peer Group counterparts.

Consistent with past practices, in 2006 the Committee engaged an outside consultant to assist the Committee in its process. The consultant conducted a review of the total compensation programs for Messrs. Wolstein, Jacobstein and Hurwitz and provided relevant data and suggestions to the Committee with respect to the compensation of all named executive officers.

The Committee views the process of setting compensation as a collaborative effort with senior management. The executive compensation setting process generally begins with the Committee’s compensation consultant reviewing the composition of the Compensation Peer Group and the Company’s financial results of the prior year and advising senior management and the Committee of its analysis and any recommended changes. The Committee then typically meets with Messrs. Wolstein, Jacobstein and Hurwitz to discuss the consultant’s conclusions, the performance of other senior executives, and the metrics used to determine performance-based awards for the immediately preceding fiscal year to assure that the achievement of those metrics facilitated the achievement of the Company’s business objectives for that fiscal year and whether any such metric should be modified or replaced for the current fiscal year. Generally, Mr. Wolstein then makes recommendations to the Committee regarding all elements of suggested compensation for the Company’s executive officers, including the named executive officers, other than himself. These recommendations are based on guidance from the Committee and its consultant concerning overall compensation levels and individual performances. The Committee then either accepts or modifies Mr. Wolstein’s proposals. In establishing executive compensation for Mr. Wolstein, the Committee and its consultant measure his compensation relative to the compensation of the most senior executives at the Compensation Peer Group companies.

Elements of Compensation

The elements of the Company’s executive compensation for 2006 consisted of base salary; performance-based cash bonuses; long-term equity-based compensation in the form of stock options, restricted shares and outperformance awards; retirement benefits in the form of a qualified defined contribution plan and non-qualified deferred compensation plans; and life insurance, health insurance and other perquisites and personal benefits.

Components of the Compensation Program

Short-Term Compensation

Base Salaries and Certain Other Annual Compensation.  The salaries and certain other annual compensation for the Company’s named executive officers in 2006 were based on the Company’s past practices and prior contractual commitments, and comparisons of compensation paid by companies in the Compensation Peer Group. Base salaries are intended to provide the named executive officers with a level of income for services rendered by them each year. The named executive officers have employment agreements with the Company that provide that their base salaries may not be amounts less than those specified in their respective employment agreements.

After analysis, and based on the recommendation of Mr. Wolstein and the Company’s outside consultant, the Committee determined that, for 2006, the base salaries of the named executive officers should generally be increased by 2-5% over their base salaries for 2005. The Committee believes that the increases in base salaries for 2006 generally represented adjustments for cost of living increases and were reasonable and comparable to the percentage increases given to all employees of the Company. For information on the amount of base salaries paid to the named executive officers in 2006, please refer to the Compensation Table.

In addition, pursuant to Mr. Wolstein’s prior employment agreement, the Company was obligated to provide certain life insurance benefits to Mr. Wolstein and his family. Because such insurance arrangement, commonly referred to as “split dollar life insurance,” is characterized as a loan for tax purposes, the Company determined that such insurance arrangement may be prohibited by the Sarbanes-Oxley Act of 2002, which prohibits a company from making loans to its executive officers and directors. The Sarbanes-Oxley Act of 2002 was enacted on July 30, 2002, and therefore the Company did not make any premium payments on the split dollar life insurance policies after that date. Mr. Wolstein’s employment agreement was amended to provide that the Company no longer has an obligation to provide the split dollar life insurance benefits, and in lieu of the split dollar life insurance benefits, the Company incurred an obligation to provide Mr. Wolstein an additional $650,000 per year in compensation for fiscal years 2003 through 2007. After 2007, the Company will have no further obligation to pay this additional compensation or to provide split-dollar life insurance benefits. The Company has retained the right to be reimbursed for all premiums paid by the Company prior to July 30, 2002, for split-dollar life insurance policies from the proceeds payable on the policies.

In 1998, the Company formed the Retail Value Investment Program (“RVIP”) with Prudential Real Estate Investors (“Prudential”). RVIP invests in retail properties that are in need of re-tenanting and marketing repositioning on a national basis. At the time RVIP was formed, Prudential required Mr. Wolstein to maintain an equity interest in RVIP. Mr. Wolstein subsequently assigned his interest to the Company in 1998. As a condition to this assignment and the termination of the requirement that Mr. Wolstein maintain an equity interest, Prudential required Mr. Wolstein to retain a significant economic interest in RVIP. The RVIP Incentive Compensation Agreement (the “RVIP Agreement”) was entered into between the Company and Mr. Wolstein to satisfy this requirement. Pursuant to the RVIP Agreement, Mr. Wolstein is entitled to receive between 0% and 25% of any distributions made to the general partners in RVIP. The percentage of distributions earned is determined based on the Company’s achievement of either (i) an average annual total shareholder return of 6% to 12% or more or (ii) an average increase in per share Funds From Operations of 5% to 10% or more before deducting any compensation expense from distributions received by the Company. Pursuant to the RVIP Agreement, Mr. Wolstein earned $683,000 in incentive compensation in 2006.

Non-Equity Incentive Plan Compensation.  All senior officers, including the named executive officers, are eligible to receive annual cash performance bonuses. The Company bases annual cash performance bonuses on the participants’ levels of responsibility and salary, overall corporate performance and individual qualitative performances. The bonuses are in the form of lump-sum cash incentive payments that are earned if the Company reaches certain performance benchmarks. Prior to 2005, Funds From Operations (“FFO”) per common share was the only benchmark used to determine annual cash bonus payments. Since 2005, the benchmarks have been expanded by the Committee to include (a) FFO per common share, (b) the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), (c) total shareholder return relative to other REITs, and (d) a qualitative assessment of individual contributions and efforts. The preceding four metrics were selected by the Committee because they are recognized industry standards, easily quantifiable, incentivize the achievement of short-term Company goals that support the Company’s long-term success, and require superior performance compared to the Compensation Peer Group and the achievement of individual goals. Each of the four metrics is given equal weight by the Committee in determining the amount of a named executive officer’s annual cash bonus. In establishing performance criteria for any year, the Committee sets targets on a basis consistent with the Company’s budgeting and planning process for that year.

For 2006, the incentive annual bonus opportunity which was available for each named executive officer, expressed as a percentage of his or her base salary, is set forth opposite the name of such named executive officer:

Named Executive Officer	Base	Maximum

Scott A. Wolstein	75%	150%
William H. Schafer	20%	60%
David J. Jacobstein	50%	125%
Daniel B. Hurwitz	50%	125%
Joan U. Allgood	20%	60%

In 2006, the Company achieved the EBITDA and relative total shareholder return maximum bonus levels and a FFO bonus level slightly below maximum. Each of the named executive officers also made significant contributions to the Company’s overall performance. Therefore, the Committee awarded an annual cash bonus equal to 144.4% of his base salary to Mr. Wolstein, annual cash bonuses equal to 118.4% of their respective base salaries to Messrs. Jacobstein and Hurwitz, an annual cash bonus equal to 52% of his base salary to Mr. Schafer and an annual cash bonus equal to 60% of her base salary to Ms. Allgood. For information on the amount of annual cash bonuses paid to the named executive officers, please refer to the Compensation Table.

Long-Term Incentive Compensation

General.  All of the Company’s executive officers, including the named executive officers, are eligible to receive awards of restricted common shares, stock options, performance units and outperformance awards pursuant to the 1996 Developers Diversified Realty Corporation Equity-Based Award Plan (the “1996 Award Plan”), the 1998 Developers Diversified Realty Corporation Equity-Based Award Plan (the “1998 Award Plan”), the 2002 Developers Diversified Realty Corporation Equity-Based Award Plan (the “2002 Award Plan”) and the 2004 Developers Diversified Realty Corporation Equity-Based Award Plan (the “2004 Award Plan”). These plans give the Committee the latitude to design stock-based incentive compensation programs to promote high performance and the achievement of corporate goals by employees, foster the growth of stockholder value and enable employees to participate in the long-term growth and profitability of the Company. These types of awards reinforce the Committee’s long-term goal of increasing shareholder value by providing the proper nexus between the interests of senior management and the interests of the Company’s shareholders.

Annual Long-Term Incentive Compensation.  All senior officers, including the named executive officers, are eligible to receive annual long-term incentive awards based on their levels of responsibility, annual salary and cash bonus compensation, overall corporate performance and, in the case of all named executive officers other than Messrs. Wolstein, Jacobstein and Hurwitz, individual qualitative performances. The bonuses are in the form of incentive opportunities based in whole or in part on the achievement by the Company of certain performance targets.

Prior to 2005, FFO per common share was the only benchmark used to determine annual long-term incentive compensation. Since 2005, the benchmarks have been expanded by the Committee to include FFO per common share and total shareholder return. These metrics were selected by the Committee because they are recognized industry standards, easily quantifiable, incentivize the achievement of short-term Company goals that support the Company’s long-term success and focus senior management directly on the creation of shareholder value. Each of the preceding two metrics is given equal weight by the Committee in determining the amount of the annual long-term incentive award for Messrs. Wolstein, Jacobstein and Hurwitz.

There are no quantitative performance benchmarks directly utilized in determining the annual long-term incentive award payments for the named executive officers other than Messrs. Wolstein, Jacobstein and Hurwitz, because they have less control over and responsibility for the achievement of overall corporate objectives, and they are directly responsible for, and should be rewarded on the basis of the performance of, those specific areas for which they do have overall control and responsibility. Generally, however, in each year Mr. Schafer and Ms. Allgood receive a long-term incentive award approximately equal to the same percentage of his or her maximum award that Messrs. Wolstein, Jacobstein and Hurwitz receive in that year, adjusted for a qualitative assessment by Messrs. Wolstein, Jacobstein and Hurwitz of the named executive officer’s individual contributions and efforts.

For 2006, the long-term incentive award available for each named executive officer, expressed as a multiple of the sum of his or her annual base salary plus annual performance-based cash bonus, is set forth opposite the name of the named executive officer.

Named Executive Officer	Base	Maximum

Scott A. Wolstein	0.75	1.50
William H. Schafer	0.125	0.50
David J. Jacobstein	0.50	1.00
Daniel B. Hurwitz	0.50	1.00
Joan U. Allgood	0.125	0.50

In 2006, the Company achieved the maximum total shareholder return bonus level and a FFO bonus level slightly below maximum. Therefore, the Committee awarded a long-term incentive award of 1.375 times the sum of his annual base salary plus annual performance-based cash bonus to Mr. Wolstein and a long-term incentive award of 0.917 times the sum of their respective annual base salaries plus annual performance-based cash bonuses to Messrs. Jacobstein and Hurwitz. The long-term incentive award earned by Mr. Schafer was 0.42 times the sum of his annual base salary plus annual performance-based cash bonus and the long-term incentive award earned by Ms. Allgood was 0.50 times the sum of her annual base salary plus annual performance-based cash bonus. For information on the amount of long-term incentive awards paid to the named executive officers in 2006, please refer to the Compensation Table.

Prior to 1999, long-term incentive awards were paid primarily in the form of stock options. However, consistent with the philosophy of the Committee and the Board in assuring that each of the Company’s senior executives has a significant equity stake in the Company, 75% of the value of each long-term incentive award payable for 2006 was in the form of grants of restricted shares vesting in five equal annual installments (with the exception of Mr. Jacobstein, whose restricted shares will vest in four equal annual installments so that he will be fully vested when his employment with the Company ends on December 31, 2010) and 25% of the value was in the form of stock options vesting in three equal annual installments. No restricted shares or stock options were granted to the named executive officers in 2006 other than through the long-term incentive award programs described in this Compensation Discussion and Analysis.

Restricted Shares.  The Company believes that restricted share awards provide significant incentives while directly aligning the interests of the Company’s senior management with the interests of the Company’s shareholders. To date, all of the Company’s awards of restricted common shares have been service-based awards that may be earned over a period of time to encourage the participant’s continued employment with the Company. The shares (with the exception of Mr. Jacobstein’s 2006 award) vest annually in 20% increments with the first increment vesting on the date of the award. The holder of restricted shares has the right to receive dividends with respect to all restricted shares immediately upon their grant; however, the holder has no other rights as a shareholder with respect to the restricted shares, including voting rights, until the shares have vested.

In 2006, as a component of their long-term incentive compensation awards, the Company granted an aggregate of 51,775 restricted common shares to the named executive officers, allocated among them as described in the Compensation Table.

Stock Options.  The Company believes that stock option grants are a valuable motivating tool and provide a long-term incentive to management. Generally, if the Company granted stock options to an eligible employee upon commencement of employment, then the options were issued at the end of the fiscal quarter in which the employee commenced employment; and stock options granted as part of a long-term incentive award for ongoing employees were issued in February on the date on which the award was granted by the Committee during its regularly-scheduled February meeting to establish compensation levels and awards. Prior to January 1, 2007, the Committee has neither granted options with an exercise price that is less than the New York Stock Exchange’s closing price of the Company’s common shares on the business day immediately preceding the grant date, nor granted options which are priced on a date other than the business day immediately preceding the grant date. The Company also has never repriced any stock options or issued options with “reload” provisions. Effective January 1, 2007, the exercise price of options granted by the Company will be the New York Stock Exchange’s closing price of the common shares of the Company on the actual date of grant rather than at the close of the preceding business day.

The majority of the options granted by the Committee, including those granted in 2006, vest at a rate of 33 1/3% per year over the first three years of a ten-year option term. Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to such option, including voting rights and the right to receive dividends.

In 2006, as a component of their long-term incentive compensation awards, the Company granted an aggregate of 132,432 stock options to the named executive officers, allocated among them as described in the Compensation Table. The number of options granted was determined using the Black-Scholes valuation model.

Performance Units.  In order to incentivize certain named executive officers to remain employed by the Company, the Committee adopted two performance unit plans for Mr. Wolstein and one performance unit plan for each of Messrs. Jacobstein and Hurwitz. All plans contained a five-year measurement period to determine the total number of common shares that the executive was eligible to receive and a five-year vesting period after the measurement period during which the shares were earned. In each of the plans, in order to tie the value of the performance units directly to shareholder value, the benchmark used to determine the number of common shares into which the performance units were converted was the annualized total return (the “Annualized Total Return”) to shareholders during the five-year measurement period. Total return to Company shareholders was measured assuming a hypothetical investment of $100 in common shares of the Company on the first day of the measurement period and calculating the value of that investment as of the last day of the measurement period, assuming dividends paid on the common shares were reinvested into additional common shares. The difference between the initial investment and the value of the investment at the end of the measurement period was then divided by five to calculate Annualized Total Return.

In 2000, Mr. Wolstein was granted 30,000 performance units that converted to a number of common shares based on Annualized Total Return over the five-year period that ended on December 31, 2004. The 30,000 performance units were eligible to be converted into a minimum of 30,000 common shares with additional common shares earned for Annualized Total Return goals that ranged from 11% to 18%. The maximum number of common shares that could be earned was 200,000. For the five year period ended December 31, 2004, Annualized Total Return was approximately 79%. As a result, pursuant to the conversion formula, Mr. Wolstein received the maximum 200,000 restricted shares, of which 30,000 restricted shares vested on January 1, 2005 and the remaining restricted shares awarded vested or will vest annually in 20% increments, the first 20% of which vested on January 1, 2006 and the second 20% of which vested on January 1, 2007.

In 2002, Mr. Wolstein was granted an additional 30,000 performance units that converted to a number of common shares based on Annualized Total Return over the five-year period that ended on December 31, 2006. The 30,000 performance units were eligible to be converted into a minimum of 30,000 common shares with additional common shares earned for Annualized Total Return goals that ranged from 11% to 18%. The maximum number of common shares that could be earned was 200,000. For the five-year period ended December 31, 2006, Annualized Total Return was approximately 66%. Therefore, pursuant to the conversion formula, Mr. Wolstein received the maximum 200,000 restricted shares. The minimum 30,000 restricted shares received upon the conversion of the performance units granted in 2002 vested on January 1, 2007, and the remaining restricted shares awarded will vest annually in 20% increments beginning on January 1, 2008.

In 2002, Messrs. Jacobstein and Hurwitz were each granted 20,000 performance units that were convertible to a number of common shares based on Annualized Total Return over the five-year period that ended on December 31, 2006. The minimum number of shares Messrs. Jacobstein and Hurwitz could earn was 20,000 and the maximum number of shares they could earn was 133,333, based on the same metrics contained in Mr. Wolstein’s 2002 plan. Therefore, pursuant to the conversion formula, each of Messrs. Jacobstein and Hurwitz received 133,333 restricted shares. The minimum 20,000 restricted shares received upon the conversion of the performance units vested on January 1, 2007, and the remaining restricted shares awarded will vest annually in 20% increments beginning on January 1, 2008.

Outperformance Awards.  In connection with its regular evaluation of the Company’s compensation programs in 2005, the Committee reassessed the performance unit component of the Company’s long-term incentive compensation program. While the performance units served the purpose of retaining the senior executives who received them, there were several aspects of the performance unit plans that the Committee believed could be improved. In particular, the Committee believed that granting a minimum award based entirely on tenure with the Company without any associated performance criteria was inconsistent with the Committee’s goal of achieving long-term incentive compensation that is performance-based. The Committee also believed that because the performance units were an award in addition to other long-term incentive compensation, performance by the Company in excess of that required to receive annual long-term incentive compensation should be required to justify the grant of additional compensation. Finally, the Committee and Messrs. Wolstein, Jacobstein and Hurwitz also believed that a five-year vesting period commencing after a five-year measurement period was too long a term for a plan not designed primarily for retention, and that if superior Company performance was to be a condition to the grant of an award, then the reward should be made available to a broader group of executives, because superior performance by the Company would require a team of superior performers. Therefore, in 2006, the Committee chose to discontinue its practice of awarding performance units and granted outperformance awards to eleven senior executives of the Company, including Messrs. Wolstein, Hurwitz and Schafer and Ms. Allgood. Mr. Jacobstein was not granted an outperformance award because of his decision to no longer serve as the Company’s President effective in May of 2007.

The outperformance awards are designed to recognize and compensate for achieving results in excess of those necessary to attain annual bonus and other long-term incentive compensation. Based on the recommendations of its compensation consultant and Mr. Wolstein, the Committee chose three metrics to determine whether an outperformance award should be granted: (a) FFO growth, (b) Annualized Total Return and (c) the Company’s Annualized Total Return compared to the Annualized Total Return to shareholders of the companies in a peer group chosen by the Committee after consultation with its outside consultant and Messrs. Wolstein and Hurwitz. The peer group is larger than the Compensation Peer Group in order to provide a broader base against which to evaluate the senior executives’ performance and the Company’s relative increase in shareholder returns. The Committee also chose to base 25% of the value of the outperformance awards for Messrs. Wolstein and Hurwitz on subjective factors relating to areas that the Committee believed were critical to the Company’s long-term success.

All quantitative metrics are measured over a three-year period ending December 31, 2007 for Messrs. Wolstein and Hurwitz and a five-year period ending on December 31, 2009 for Mr. Schafer, Ms. Allgood and the other senior executives who were granted outperformance awards. Any award earned will vest on the March 1st immediately after the expiration of the measurement period. In all cases, the outperformance award relating to the FFO metric is expressed as a fixed dollar amount, and the outperformance award relating to the Annualized Total Return metrics is expressed as a number of common shares of the Company, subject to a cap on the value of the common shares which can be received. It is the intent of the Committee to pay all awards in shares of common stock of the Company; however, the Committee has retained the ability to pay the awards in cash. The Committee also retained the flexibility if no quantitative metric is achieved in full during the relevant measurement period, but any or all of the quantitative metrics have been substantially achieved, to award to the named senior executive an award equal to 25% of the total award that would have been awarded had all quantitative metrics been achieved in full.

The outperformance award opportunity available for each named executive officer, expressed in dollars with respect to the FFO metric and the subjective metric and in number of common shares of the Company with respect to the Annualized Total Return (“ATR”) metrics, is set forth opposite his or her name:

	FFO Metric	ATR Metrics	Discretionary	Total Award
Named Executive Officer	Opportunity	Opportunity	Metric Opportunity	Opportunity

Scott A. Wolstein	$1,500,000	53,680 shares with a maximum value of $3,760,000	$1,500,000	$6,760,000
William H. Schafer	$417,000	12,850 shares with a maximum value of $1,028,000	$0	$1,445,000
Daniel B. Hurwitz	$750,000	26,840 shares with a maximum value of $1,880,000	$750,000	$3,380,000
Joan U. Allgood	$417,000	12,850 shares with a maximum value of $1,028,000	$0	$1,445,000

Other Benefits

Perquisites.  Pursuant to their employment agreements, the named executive officers receive certain additional benefits. The Committee believes that these benefits are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior executives.

Messrs. Wolstein, Jacobstein and Hurwitz are provided use of company automobiles, financial and tax planning assistance and the payment of club membership fees and dues. Mr. Schafer and Mrs. Allgood are entitled to car payments or allowances and are entitled to the payment of certain club membership fees and dues. In addition, the employment agreements for each of the Company’s executive officers provides for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time and other customary fringe benefits. Attributed costs of these benefits for the named executive officers for 2006 are included in the Compensation Table.

Retirement Benefits.  The Company has established a 401(k) plan for its employees pursuant to which the Company makes semi-monthly, matching contributions equal to 50% of each participant’s contribution, up to 6% of the sum of his or her base salary plus annual cash bonus, not to exceed the sum of 3% of the participant’s base salary plus annual cash bonus.

Deferred Compensation Programs.  The Company’s senior executives, including the named executive officers, are entitled to participate in the Company’s deferred compensation program and equity deferred compensation program. Pursuant to the deferred compensation program, eligible employees can defer up to 100% of their base salaries and annual performance-based cash bonuses, less applicable taxes and authorized benefits deductions, and pursuant to the equity deferred compensation program, eligible employees can defer up to 100% of their restricted shares earned as part of a long-term incentive award.

The Company’s deferred compensation program is a funded, general obligation of the Company. Participants’ contributions are deferred into a nonqualified plan. The Company provides a matching contribution to any participant in a given year who has contributed the maximum permitted under the Company’s 401(k) plan. This matching contribution is equal to the difference between (a) 3% of the sum of the executive’s base salary and annual performance-based bonus deferred under the 401(k) plan and the deferred compensation program combined and (b) the actual employer matching contribution provided under the 401(k) plan. Earnings on a participant’s deferred account are based on the results of the investment measurement options available in the plan that are selected by the participant. Settlement is generally made in cash at a date determined by the participant at the time a deferral election is made. All of the named executive officers elected to defer all or a portion of their 2006 total annual cash compensation pursuant to the Company’s deferred compensation program. For information on the value of annual cash compensation deferred by the named executive officers in 2006, please refer to the Compensation Table and to the Non-Qualified Deferred Compensation Table on page 18.

Equity Deferred Compensation Program.  The Company’s executive officers, including the named executive officers, have the right to defer the receipt of restricted shares and, for compensation earned prior to December 31, 2004, the gain otherwise recognizable upon the exercise of options, in accordance with the terms of the Company’s equity deferred compensation program. The value of participants’ deferrals are converted into units, based on the market value of the Company’s common shares at the time of the deferral, so that each unit is equivalent in value to one common share. The Company has established a “rabbi” trust, which holds common shares of the Company, to satisfy its payment obligations under the program. Common shares equal to the number of units credited to the participants’ accounts under the plans are placed in the “rabbi” trust. In the event of the Company’s insolvency, the assets of the “rabbi” trust are available to general creditors. Settlement of units is generally made in common shares of the Company at a date determined by the participant at the time a deferral election is made. Mr. Hurwitz elected to defer all of his restricted stock that vested in 2006 pursuant to the equity deferred compensation program. For information on the value of the 2006 awards, please refer to the Compensation Table.

During their terms as employees, the named executive officers have deferred long-term incentive award compensation into the equity deferred compensation program represented by the following number of units with the following dollar value as of December 31, 2006:

Named Executive Officer	Number of Units	Value of Units

Scott A. Wolstein	507,715	$31,960,659
William H. Schafer	3,482	$219,192
David J. Jacobstein	32,708	$2,058,968
Daniel B. Hurwitz	37,005	$2,329,465
Joan U. Allgood	9,218	$582,273

Change in Control Agreements

The Company has entered into a Change in Control Agreement with several executive officers, including each of the named executive officers. The change in control agreements are designed to promote stability and continuity of senior management. Under these agreements, certain benefits are payable by the Company if a “Triggering Event” occurs within two years (or three years for Mr. Wolstein) after a “Change in Control.”

A “Triggering Event” occurs if within two years (or three years in the case of Mr. Wolstein) after a Change in Control (a) the Company terminates the employment of the named executive officer, other than in the case of a “Termination For Cause” (as defined in the applicable Change in Control Agreement), (b) the Company reduces the named executive officer’s title, responsibilities, power or authority in comparison with his or her title, responsibilities, power or authority at the time of the Change in Control, (c) the Company assigns the named executive officer duties that are inconsistent with the duties assigned to the named executive officer on the date on which the Change in Control occurred and which duties the Company persists in assigning to the named executive officer despite the prior written objection of that officer, (d) the Company (i) reduces the named executive officer’s base salary, his or her annual cash incentive bonus percentages of salary, his or her group health, life, disability or other insurance programs (including any such benefits provided to the named executive officer’s family), his or her pension, retirement or profit-sharing benefits or any benefits provided by the Company’s Equity-Based Award Plans, or any substitute therefor, (ii) excludes him or her from any plan, program or arrangement in which the other executive officers of the Company are included, (iii) establishes criteria and factors to be achieved for the payment of bonus compensation that are substantially different than the criteria and factors established for other similar executive officers of the Company, or (iv) fails to pay the named executive officer any bonus compensation to which the named executive officer is entitled through the achievement of the criteria and factors established for the payment of such bonus, or (e) the Company requires the named executive officer to be based at or generally work from any location more than 50 miles from the geographical center of Cleveland, Ohio.

A “Change in Control” occurs if (a) any person or group of persons, acting alone or together with any of its affiliates or associates, acquires a legal or beneficial ownership interest, or voting rights, in 20% or more of the outstanding common shares, (b) at any time during a period of two years, individuals who were directors of the Company at the beginning of the period no longer constitute a majority of the members of the Board of Directors unless the election, or the nomination for election by the Company’s shareholders, of each director who was not a director at the beginning of the period is approved by at least a majority of the directors who are in office at the time of the election or nomination and were directors at the beginning of the period, (c) a record date is established for determining shareholders of the Company entitled to vote upon (i) a merger or consolidation of the Company with another real estate investment trust, partnership, corporation or other entity in which the Company is not the surviving or continuing entity or in which all or a substantial part of the outstanding shares are to be converted into or exchanged for cash, securities, or other property, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) the dissolution of the Company, or (d) the Board or shareholders of the Company approve a consolidation or merger in which the Company is not the surviving corporation, the sale of substantially all of the assets of the Company, or the liquidation or dissolution of the Company.

Within five business days after the occurrence of a Triggering Event, the Company must pay the named executive officer an amount equal to the sum of two times (or three times in the case of Mr. Wolstein) the then effective annual salary and the bonus at the maximum level payable to the officer. In addition, the Company agreed to provide continued insurance benefits that are comparable to or better than those provided to the named executive officer at the time of the Change in Control until the earlier of two years from the date of the Triggering Event and the date the named executive officer becomes eligible to receive comparable or better benefits from a new employer and outplacement services for a period of up to one year.

Each Change in Control Agreement provides that to the extent that any of the payments to be made to the named executive officer (together with all other payments of cash or property, whether pursuant to the agreement or otherwise, other than pursuant to a performance unit plan or an outperformance award) constitutes “excess parachute payments” under certain tax laws, the Company will pay the named executive officer such additional amounts as are necessary to cause him to receive the same after-tax compensation that he would have but for the application of such tax laws.

The amounts payable pursuant to the Change in Control Agreements for the named executive officers upon the occurrence of a “triggering event” and a “change in control” are contained under Potential Payments Upon Termination or Change in Control on pages 19-24.

Tax and Accounting Implications

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not yet become effective, the Company believes that it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R).

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Executive Compensation Committee
Robert H. Gidel, Chairman
Victor B. MacFarlane
Barry A. Sholem
William B. Summers, Jr.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers or directors serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Executive Compensation Committee.

CERTAIN TRANSACTIONS

Lease of Corporate Headquarters and Rental of Conference Facilities

As a result of its rapid growth and expansion, the Company moved to a new headquarters facility in 1999. However, the Company continues to lease space at its former corporate headquarters in Moreland Hills, Ohio, which is owned by Mrs. Bert Wolstein, the mother of Mr. Wolstein. Annual rental payments aggregating $610,900 were made in 2006 by the Company; however, the Company subleased a portion of this space and, as a result, the Company received $25,930 in payments from third parties. Rental payments made by the Company under the lease include the payment of the Company’s pro rata portion of maintenance and insurance expenses, real estate taxes and operating expenses over a base year amount. The lease expires on December 31, 2009.

Service Merchandise Asset Designation Rights and Loan

In March 2002, the Company announced its participation in a joint venture with Lubert-Adler Real Estate Funds, of which Mr. Adler is a principal and in which he has a 0.5% economic interest, and Klaff Realty, L.P. The joint venture was awarded asset designation rights for all of the retail real estate interests of the bankrupt estate of Service Merchandise Corporation for approximately $242 million. The Company had a 25% interest in the joint venture and Lubert-Adler Real Estate Funds and Klaff Realty, L.P. had a combined approximate 75% interest. The designation rights enabled the joint venture to determine the ultimate use and disposition of the real estate interests held by the bankrupt estate. The transaction was approved by the U.S. Bankruptcy Court in Nashville, Tennessee. During 2006, the joint venture sold one site for an aggregate gain of approximately $167,761, of which the Company’s share was approximately $41,320. In addition, during 2006, the Company received an aggregate of approximately $676,513 from the joint venture in management, leasing, development and disposition fees under a management agreement, under which the Company performs certain services for the joint venture. In August 2006, the Company purchased the approximate 75% interest owned by Lubert-Adler Real Estate Funds and Klaff Realty, L.P. in the remaining 52 assets owned by the KLA/SM Joint Venture at a gross purchase price of approximately $138 million, based on a total valuation of approximately $185 million for all remaining assets of the KLA/SM Joint Venture, including outstanding indebtedness.

In March 2002, DD Development Company II, Inc., a wholly-owned subsidiary of the Company, provided a construction loan to the joint venture in the principal amount of $7,717,130 that bore interest at a rate of 10.0% per annum. The loan was repaid in full during 2005 and was replaced by a new loan from the Company in the principal amount of $101,350,000 that bore interest at a rate of 8.0% per annum. The loan was repaid in full during 2006. The Company received $5,011,345 in interest income from this loan in 2006. The loan was repaid in conjunction with the purchase of the approximate 75% interest of Lubert-Adler Real Estate Funds and Klaff Realty, L.P. in the KLA/SM Joint Venture in August 2006. Fifty-one of the KLA/SM Joint Venture assets were subsequently sold to a newly formed Coventry II Joint Venture in September 2006, and the Company did not advance funds to this partnership to fund the acquisition.

Mervyns Joint Venture

In 2005, the Company and Macquarie DDR Trust, an Australian Limited Property Trust (the “LPT”), formed the Mervyns Joint Venture, in which the Company and the LPT each hold a 50% interest. The Mervyns Joint Venture acquired the underlying real estate of 36 operating Mervyns stores for approximately $396,176,000 in 2005 and one additional site in 2006 for approximately $10,994,000. The Company also acquired one Mervyns site as a wholly-owned shopping center in 2006 for approximately $12,355,000. The Mervyns assets were acquired from several investment funds, one of which was managed by Lubert-Adler Real Estate Funds, which is owned and managed in part by Mr. Adler.

Management Agreement

In February 2004, to facilitate the settlement of a lawsuit, the Company entered into a management agreement with a joint venture, the members of which are Mr. Wolstein, Chairman of the Board of Directors and Chief Executive Officer of the Company, and the principal of the owner of the managed properties involved in the lawsuit.

Mr. Wolstein holds an ownership interest of approximately 25.0% in the joint venture. The Company provides management and administrative services and receives fees equal to 3.0% of the gross income of each property for which services are provided, but not less than $5,000 per year from each such property. The management agreement automatically renews for additional one year periods each year, unless terminated earlier by either party upon 90 days’ notice to the other party. During 2006, the Company received $116,494 in fees pursuant to this arrangement.

Review, Approval or Ratification of Transactions with Related Persons

The Company has a written policy regarding the review and approval of related party transactions. A proposed transaction between the Company and certain parties enumerated in the policy must be submitted to the Executive Vice President-Corporate Transactions and Governance. The relationship of the parties and the terms of the proposed transaction are reviewed by the Board’s Nominating and Corporate Governance Committee to determine if the proposed transaction would constitute a related party transaction. If the committee determines that the proposed transaction would be a related party transaction, it will make a recommendation to the Board of Directors. All related party transactions, whether or not those transactions must be disclosed under Federal securities laws, are approved by the Board pursuant to the policy and reviewed annually with the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Company’s directors and executive officers, and owners of more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except one late report on Form 4 for Mr. Wolstein filed March 9, 2006 reporting shares transferred to the Company on February 23, 2006 to satisfy tax withholding obligations.

PROPOSAL THREE: TO APPROVE AN AMENDMENT TO THE COMPANY’S AMENDED
AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED
COMMON SHARES OF THE COMPANY FROM 200,000,000 TO 300,000,000,
WHICH RESULTS IN AN INCREASE IN THE TOTAL NUMBER OF
AUTHORIZED SHARES OF THE COMPANY FROM 211,000,000 TO 311,000,000

The Board of Directors has approved, subject to the approval of the Company’s shareholders, an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the authorized common shares of the Company from 200,000,000 to 300,000,000, which results in an increase in the total number of authorized shares of the Company from 211,000,000 to 311,000,000. The Board of Directors believes that the proposed increase in authorized common shares is desirable to enhance the Company’s flexibility in taking possible future actions, such as equity financings, corporate mergers, acquisitions, stock splits, stock dividends, equity compensation awards or other corporate purposes. The proposed amendment will enable the Company to accomplish these objectives in a timely manner. The Board determines whether, when and on what terms to issue authorized common shares, without further shareholder approval except as may be required by law, regulation or the rules of any national securities exchange on which the common shares are then traded. There are currently no plans or arrangements for the use of the additional authorized common shares.

Currently, the Company has 200,000,000 authorized common shares. As of March 19, 2007, the record date, there were 126,788,386 common shares issued, including 1,870,389 treasury shares. The Company also had the following reserved common shares as of March 19, 2007: 12,730,655 common shares reserved for issuance in connection with the Company’s outstanding convertible senior notes; 3,772,639 common shares reserved for issuance under the Company’s equity-based award plans and 41,666 common shares reserved for issuance upon the exercise of options granted to directors; and 861,893 common shares reserved for issuance upon conversion of equity interests in a subsidiary of the Company. Based on the number of outstanding and reserved common shares described, the Company had approximately 57,725,150 common shares available for issuance as of March 19, 2007.

In February 2007, the Company issued a total of 17,265,513 common shares to finance in part its acquisition of Inland Retail Real Estate Trust, Inc.

The additional common shares to be authorized will have rights identical to the currently outstanding common shares of the Company. The proposed amendment will not affect any series of preferred shares of the Company.

The Company’s Amended and Restated Articles of Incorporation provide that shareholders do not have preemptive rights to subscribe to additional securities which may be issued by the Company. If the Company issues additional common shares or other securities convertible into common shares in the future, it could dilute the voting rights, equity, earnings per share and book value per share attributable to present shareholders. The increase in authorized common shares could also discourage or hinder efforts by other parties to obtain control of the Company, thereby having an anti-takeover effect. The increase in authorized common shares is not proposed in response to any known attempt to acquire control of the Company.

The Board of Directors Recommends That Shareholders Vote FOR This Proposal.

PROPOSAL FOUR: TO APPROVE AN AMENDMENT TO THE COMPANY’S CODE OF
REGULATIONS TO AUTHORIZE THE COMPANY TO NOTIFY SHAREHOLDERS OF
RECORD OF SHAREHOLDER MEETINGS BY ELECTRONIC OR OTHER MEANS
OF COMMUNICATION AUTHORIZED BY THE SHAREHOLDER

The Board of Directors has approved, subject to the approval of the Company’s shareholders, an amendment to the Company’s Code of Regulations to authorize the Company to notify shareholders of the time, place and purposes of each meeting of shareholders by electronic or other means of communication authorized by the shareholder. The Board of Directors recommends that shareholders approve the amendment.

The full text of Section 3 of Article I of the Code of Regulations reflecting this amendment is attached to this proxy statement as Exhibit A. The following description of the amendment is qualified in its entirety by reference to Exhibit A.

Current Code of Regulations Requirements

Section 3 of Article I of the Company’s Code of Regulations currently requires the Company to issue a written notice to shareholders of record, by personal delivery or by mail, setting forth the time, place and purposes of each shareholder meeting. These provisions require a written notice even if the shareholder has consented in advance to receive notices and other materials from the Company by e-mail or some other means of communication. As of March 19, 2007, the Company had 33,612 shareholders of record.

The current requirements were consistent with Ohio law when the applicable provisions of the Code of Regulations were adopted. However, given recent developments in Ohio corporate law and advances in the area of electronic communication, including e-mail communication and use of the Internet, the Board of Directors believes that the written notice requirement is unduly restrictive and no longer justified if a shareholder authorizes an alternative means of communication.

Reasons for and Effects of Proposed Amendment

Ohio law now permits the Company to adopt alternative methods of providing to shareholders record notices regarding the time, place and purposes of shareholder meetings, including by overnight courier or by any other means which is authorized by the shareholder to whom the notice is given. Accordingly, the proposed amendment to Section 3 of Article I of the Code of Regulations would authorize the Company, if authorized by a shareholder in advance, to send notices of shareholder meetings to such shareholder by alternative means of communication, such as e-mail.

Shareholders will not be compelled to receive such notices by e-mail or other electronic means; rather, such alternative means of communication may be used only if authorized in advance by the individual shareholder, as required by Ohio law. Ohio law further provides that shareholders must have the right to revoke any authorization that they have previously given, and the Company will accordingly be required to provide a mechanism for shareholders to revoke their authorizations. In addition, if a shareholder has authorized delivery by a means other than in writing and the Company has unsuccessfully attempted on two consecutive occasions to deliver the required notice to such shareholder by such authorized means at the address provided by the shareholder and has received notice that delivery was unsuccessful, the shareholder’s authorization will be deemed revoked under Ohio law. After such a revocation or deemed revocation, the Company would begin again delivering notices of shareholder meetings by mail, personal delivery or overnight delivery to the shareholder’s record address, as required by Ohio law, until the shareholder authorizes some other form of communication.

If shareholders authorize these optional methods of delivery of notices of shareholder meetings, the Company would be able to respond better to the needs and desires of its shareholders of record, would be able to provide notices of shareholder meetings to shareholders more quickly as compared with mail delivery, and would be able to take advantage of cost-savings that may result from the use of e-mail or other communications media instead of paper delivery.

In addition, the proposed amendment to Section 3 of Article I of the Code of Regulations would allow the Company to use electronic delivery formats for shareholders who have chosen to receive proxy statements and annual reports to shareholders in electronic form, as currently permitted under the federal securities laws. The SEC now permits companies to deliver their proxy statements and annual reports in electronic format, subject to certain conditions, if the shareholder has affirmatively approved such a delivery mechanism in advance. Accordingly, a shareholder who agrees to electronic delivery of proxy materials under the federal securities laws would also be able to receive the notice of the meeting electronically, instead of by a separate mailing as currently required.

Likewise, many shareholders who own the Company’s common shares in “street” name through a brokerage account are currently able to elect to receive such notices electronically through mechanisms instituted by their brokerage firms. By allowing shareholders of record to receive such notices by electronic or other means of communications, the Company could offer shareholders of record the same level of service currently enjoyed by many “street” name shareholders.

The Board of Directors believes that authorizing the delivery of notices of shareholder meetings by electronic or other means, when approved by the shareholder, would improve the Company’s communications to such shareholder and benefit both the Company and the shareholder.

The Board of Directors Recommends That Shareholders Vote FOR This Proposal.

PROPOSAL FIVE: TO APPROVE AN AMENDMENT TO THE COMPANY’S CODE OF
REGULATIONS TO AUTHORIZE SHAREHOLDERS AND OTHERS ENTITLED TO VOTE
AT SHAREHOLDER MEETINGS TO APPOINT PROXIES BY ELECTRONIC OR OTHER
VERIFIABLE COMMUNICATIONS

The Board of Directors has approved, subject to the approval of the Company’s shareholders, an amendment to the Company’s Code of Regulations to allow the Company to give shareholders and others entitled to vote at shareholder meetings the right to appoint proxies by electronic or other verifiable communications, such as by e-mail, over the Internet or by telephone. The Board of Directors recommends that shareholders approve the amendment.

The full text of Section 7 of Article I of the Code of Regulations reflecting this amendment is attached to this proxy statement as Exhibit B. The following description of the amendment is qualified in its entirety by reference to Exhibit B.

Current Code of Regulations Requirements

Article I, Section 7 of the Company’s Code of Regulations currently requires that, if a shareholder or another person entitled to vote, give consent or take other action at shareholder meetings desires to appoint a proxy or proxies, the proxy may be appointed only in a writing signed by the shareholder or other person making the appointment. These requirements apply even if the shareholder or other person would consent to another means of appointing proxies, such as by an electronic means of communication.

The current requirements were consistent with Ohio law when the applicable provisions of the Code of Regulations were adopted. However, given recent developments in Ohio law and advances in the area of electronic communication and proxy voting technology, including e-mail and Internet-based and telephone-based voting mechanisms, the Board of Directors believes that the limitations contained in the existing Code of Regulations provisions are unduly restrictive and no longer justified if shareholders desire to appoint their proxies by alternative verifiable communications.

Reasons for and Effects of Proposed Amendment

Since the applicable provisions in the Company’s Code of Regulations were adopted, Ohio corporate law has been revised to permit proxies to be appointed not only in writing, but also by a verifiable communication authorized by the shareholder or other person entitled to vote. Accordingly, the Board of Directors proposes to amend Section 7 of Article I of the Code of Regulations, as permitted by Ohio law, to allow the Company to permit shareholders and others to appoint proxies by a verifiable communication authorized by the person.

This verifiable communication might be in the form of e-mail, other Internet-based communication, a telephone-based system or some other means of communication. In each case, the Company must use some verifiable means, such as a unique code or PIN (personal identification number) or other identifying information, to provide reasonable assurance that the person appointing the proxy is the shareholder or person authorized to take such action. A shareholder’s use of these alternative means of appointing proxies, however, will be voluntary. Shareholders will continue to have the right, if they so choose, to appoint proxies in writing.

The Board of Directors believes that permitting proxies to be appointed electronically by verifiable means, with shareholder authorization, will benefit both the Company and its shareholders. This change will provide shareholders of record and other persons entitled to vote at shareholder meetings with additional choices for appointing proxies, other than the currently required written proxy card, allowing more convenient ways for some shareholders to exercise their right to vote their common shares, which may result in more active participation by the Company’s shareholders. In addition, shareholders of record will have the ability to use similar voting methods as shareholders who own their common shares in “street” name, many of whom are currently permitted to give their voting instructions to their brokerage firms telephonically or electronically through means arranged by the brokerage firms. Furthermore, by allowing proxies to be appointed telephonically or electronically through verifiable communications, the Company may be able to reduce the administrative work associated with shareholder meetings, potentially realizing cost savings.

The Board Of Directors Recommends That Shareholders Vote FOR This Proposal.

PROPOSAL SIX: TO APPROVE AN AMENDMENT TO THE COMPANY’S CODE OF
REGULATIONS TO AUTHORIZE THE COMPANY TO ISSUE SHARES WITHOUT
PHYSICAL CERTIFICATES

The Board of Directors has approved, subject to the approval of the Company’s shareholders, an amendment to the Company’s Code of Regulations to authorize the Company to issue uncertificated shares.

The full text of Article VIII of the Code of Regulations reflecting this amendment is attached to this proxy statement as Exhibit C. The following description of the amendment is qualified in its entirety by reference to Exhibit C.

Current Code of Regulations Requirements

Article VIII of the Company’s Code of Regulations currently requires the Company to issue certificates to each shareholder evidencing the shares owned by such shareholder. The current version of Article VIII was consistent with the requirements of Ohio law when drafted. However, in view of changes in Ohio law and developments in technology and recordkeeping processes, as well as changes to the NYSE’s rules, the Board of Directors believes that the current requirements of the Code of Regulations are unduly restrictive, and that the Company should have the flexibility to issue uncertificated shares, and that such flexibility is necessary in order to ensure that the Company remains in compliance with NYSE rules.

Reason for and Effect of Proposed Amendment

On August 8, 2006, the NYSE received approval from the SEC for certain rules relating to direct registration system (“DRS”) eligibility of listed securities. The rules provide that the Company’s shares listed on the NYSE must be eligible for inclusion in a DRS by January 1, 2008. To be eligible for inclusion in a DRS, the Company must provide that its shares may be evidenced by records in the DRS without physical (paper) certificates evidencing those shares (“uncertificated shares”).

Ohio law now permits the Company, subject to certain restrictions, to issue shares without issuing physical certificates to evidence those shares. Accordingly, the proposed amendment to Article VIII of the Company’s Code of Regulations would permit the Company to issue such uncertificated shares to shareholders of record, while at the same time mandating that the Company must comply with all applicable legal requirements and the listing standards of the NYSE with respect to issuing shares.

The approval of the proposed amendment to Article VIII of the Company’s Code of Regulations will not affect shareholders who choose to hold their shares in the Company through a brokerage or other account in “street” name. Once the Company begins to participate in DRS, under the current NYSE rules, such shareholders will have the option of continuing to hold their shares in the Company through a brokerage or other account in “street” name or holding the shares in their own name through the DRS.

If approved by the shareholders and implemented by the Company, the uncertificated share program would be administered by the Company’s transfer agent, currently National City Bank, through its participation in DRS. Under the DRS program, the transfer agent would maintain an electronic record of the name of the applicable shareholder of record and the number of shares owned. The transfer agent would also maintain systems and controls designed to track accurately the ownership of uncertificated shares by shareholders of record and, when directed by the shareholder or the Company (in the case of transactions for the Company’s own account or certain transaction under employee benefit plans), to provide for the transfer of such shares pursuant to those directions. Except as may otherwise be required by law and subject to the terms of any applicable employee benefit plan, the rights and obligation of holders of uncertificated shares and holders of physical shares for a particular class and series of shares would be identical.

Although the Company has not currently determined when it will begin to participate in DRS, the Company will consider this issue from time to time. If the Company determines in the future that the cost savings, ease of administration, technical feasibility and shareholder acceptance of DRS justify the use of DRS, the Board of Directors may choose to participate in DRS in the future if the proposed amendment to Article VIII of the Company’s Code of Regulations is approved.

The Board of Directors Recommends That Shareholders Vote FOR This Proposal.

PROPOSAL SEVEN: RATIFICATION OF THE SELECTION OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT
ACCOUNTANTS

PricewaterhouseCoopers LLP served as independent registered public accounting firm to the Company in 2006 and is expected to be retained to do so in 2007. The Board of Directors has directed that management submit the selection of independent registered public accounting firm for ratification by the shareholders at the Annual

Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from shareholders.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is not required by the Company’s Code of Regulations or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Fees Paid to PricewaterhouseCoopers LLP

Audit Fees.  The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and 2005, as well as audit related tax services, registration statement related services and acquisition audits performed pursuant to SEC filing requirements for 2006 and 2005 were $1,584,514 and $1,371,631, respectively. Of these amounts, the registration related services were $268,352 and $196,525 for 2006 and 2005, respectively. In addition, of the aggregate audit fees paid in 2006, $54,474 was for services related to Sarbanes-Oxley Section 404 compliance provided to the Company in 2005 but not billed by PricewaterhouseCoopers LLP until 2006.

Audit-Related Fees.  The aggregate fees billed for assurance and related services by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees” above for the years ended December 31, 2006 and 2005 were $880,040 and $587,331, respectively. Such audit-related fees consisted solely of fees for separate entity and joint venture audits and reviews. Of the aggregate amount of audit-related fees paid in 2006, $347,155 was for audit-related services provided to the Company in 2005 but not billed by PricewaterhouseCoopers LLP until 2006.

Several of the Company’s joint venture agreements require the engagement of an independent registered public accounting firm to perform audit-related services because the joint venture investments have separate financial statement reporting requirements.

Tax Fees.  The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax compliance and tax consulting services for the years ended December 31, 2006 and 2005 were $259,343 and $190,518 respectively, which consisted of $119,713 and $118,000 in tax compliance services, respectively.

All Other Fees.  The aggregate fees billed for other products and services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2006 and 2005 were $837,242 and $1,613, respectively. The fees billed in 2006 relate primarily to transaction related due diligence procedures performed on behalf of the Company and the fees billed in 2005 relate primarily to software licensing for accounting and professional standards.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.  The Audit Committee has not established a policy for the pre-approval of audit and permissible non-audit services. However, the Audit Committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Auditor Independence.  The Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

The Board of Directors Recommends That the Shareholders Vote FOR This Proposal.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Any shareholder proposals intended to be presented at the Company’s 2008 Annual Meeting of Shareholders must be received by the Secretary of the Company at 3300 Enterprise Parkway, Beachwood, Ohio 44122, on or

before December 4, 2007, for inclusion in the Company’s proxy statement and form of proxy relating to the 2008 Annual Meeting of Shareholders. As to any proposal that a shareholder intends to present to shareholders other than by inclusion in the Company’s proxy statement for the 2008 Annual Meeting of Shareholders, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless the Company receives notice of the matter to be proposed not later than February 17, 2008. Even if proper notice is received on or prior to February 17, 2008, the proxies named in the Company’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

If any beneficiary shareholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report or if any such shareholder wishes to receive a separate proxy statement and annual report in the future, the shareholder should provide such instructions to the Company by calling Michelle M. Dawson, Vice President of Investor Relations, at (216) 755-5500, or by writing to Developers Diversified Realty Corporation, Investor Relations at 3300 Enterprise Parkway, Beachwood, Ohio 44122.

OTHER MATTERS

Shareholders and other interested parties may send written communications to the Board of Directors or the non-management directors as a group by mailing them to the Board of Directors, c/o Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, Ohio 44122. All communications will be forwarded to the Board of Directors or the non-management directors as a group, as applicable.

If the enclosed proxy is properly executed and returned to the Company, the persons named in it will vote the shares represented by such proxy at the meeting. A shareholder may specify a vote for the election of directors as set forth under “Proposal Two: Election of Directors,” the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees.

Where a choice has been specified in the proxy, the shares represented will be voted in accordance with such specification. If no specification is made, such shares will be voted to elect the director nominees listed in “Proposal Two: Election of Directors” and for Proposals One, Three, Four, Five, Six and Seven. Under Ohio law and the Company’s Amended and Restated Articles of Incorporation, as amended, broker non-votes and abstaining votes will not be counted in favor of or against any nominee for purposes of the election of the director nominees listed in “Proposal Two: Election of Directors.” If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. Management does not know of any other matters which will be presented for action at the meeting.

By order of the Board of Directors,

Joan U. Allgood
Secretary

Dated: April 3, 2007

Appendix A

The following is the full text of Section 3 of Article I of the Company’s Code of Regulations, reflecting the amendment described in Proposal Four of the Company’s Proxy Statement, dated April 3, 2007:

Section 3.  Notices of Meetings.  Unless waived, written notice of each annual or special meeting stating the time, place, and the purposes thereof shall be given by personal delivery, by mail, or by other means of communication authorized by the shareholder to whom the notice is given, to each shareholder of record entitled to vote at or entitled to notice of the meeting, not more than sixty (60) days nor less than seven (7) days before any such meeting. If mailed, such notice shall be directed to the shareholder at his address as the same appears upon the records of the Corporation. If sent by any other means of communication authorized by the shareholder, the notice shall be sent to the address furnished by the shareholder for those transmissions. Any shareholder, either before or after any meeting, may waive any notice required to be given by law or under these Regulations.

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Appendix B

The following is the full text of Section 7 of Article I of the Company’s Code of Regulations, reflecting the amendment described in Proposal Five of the Company’s Proxy Statement, dated April 3, 2007:

Section 7.  Proxies.  A person who is entitled to attend a shareholders’ meeting, to vote thereat, or to execute consents, waivers or releases, may be represented at such meeting or vote thereat, and execute consents, waivers and releases, and exercise any of his other rights, by proxy or proxies appointed by a writing signed by such person or appointed by a verifiable communication authorized by the person.

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Appendix C

The following is the full text of Article VIII of the Company’s Code of Regulations, reflecting the amendment described in Proposal Six of the Company’s Proxy Statement, dated April 3, 2007:

Article VIII

CERTIFICATES FOR SHARES; UNCERTIFICATED SHARES

Section 1.  Form and Execution of Certificates.  Certificates for shares, certifying the number of fully paid shares owned, may be, but are not required to be, issued to each shareholder in such form as shall be approved by the Board of Directors. Such certificates shall be signed by the president or a vice president and by the secretary or an assistant secretary or the treasurer or an assistant treasurer; provided, however, that if such certificates are countersigned by a transfer agent and/or registrar, the signatures of any of said officers and the seal of the Corporation upon such certificates may be facsimiles, engraved, stamped or printed. If any officer or officers, who shall have signed, or whose facsimile signature shall have been used, printed or stamped on any certificate or certificates for shares, shall cease to be such officer or officers, because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates, if authenticated by the endorsement thereon of the signature of a transfer agent or registrar, shall nevertheless be conclusively deemed to have been adopted by the Corporation by the use and delivery thereof and shall be as effective in all respects as though signed by a duly elected, qualified and authorized officer or officers, and as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, had not ceased to be an officer or officers of the Corporation.

Section 2.  Uncertificated Shares.  The Board of Directors may provide by resolution that some or all of any or all classes and series of shares of the Corporation shall be uncertificated shares, provided that the resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the Corporation and the resolution shall not apply to a certificated security issued in exchange for an uncertificated security. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner of the shares a written notice containing the information that would be required to be set forth or stated on a share certificate in accordance with applicable law. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series shall be identical.

Section 3.  Transfer and Registration of Certificates.  The Board of Directors shall have authority to make such rules and regulations, not inconsistent with law, the Articles of Incorporation or this Code of Regulations, as it deems expedient concerning the issuance, transfer and registration of certificates for shares and the shares represented thereby and of uncertificated shares.

Section 4.  Lost, Destroyed or Stolen Certificates.  A new share certificate or certificates may be issued in place of any certificate theretofore issued by the Corporation which is alleged to have been lost, destroyed or wrongfully taken upon (i) the execution and delivery to the Corporation by the person claiming the certificate to have been lost, destroyed or wrongfully taken of an affidavit of that fact, specifying whether or not, at the time of such alleged loss, destruction or taking, the certificate was endorsed, and (ii) the furnishing to the Corporation of indemnity and other assurances satisfactory to the Corporation and to all transfer agents and registrars of the class of shares represented by the certificate against any and all losses, damages, costs, expenses or liabilities to which they or any of them may be subjected by reason of the issue and delivery of such new certificate or certificates or in respect of the original certificate.

Section 5.  Registered Shareholders.  A person in whose name shares are of record on the books of the Corporation shall conclusively be deemed the unqualified owner and holder thereof for all purposes and to have capacity to exercise all rights of ownership. Neither the Corporation nor any transfer agent of the Corporation shall be bound to recognize any equitable interest in or claim to such shares on the part of any other person, whether disclosed upon a certificate or otherwise, nor shall they be obliged to see to the execution of any trust or obligation.

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YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
Please fold and detach card at perforation before mailing.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Joan U. Allgood and William H. Schafer, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the common shares of Developers Diversified Realty Corporation held of record by the undersigned on March 19, 2007, at the Annual Meeting of Shareholders to be held on May 8, 2007, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present. Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated April 3, 2007 is hereby acknowledged.

Dated ____________, 2007

________________________________________________
_____________________Signature(s) of Shareholder(s)
Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please fold and detach card at perforation before mailing.

This proxy when properly executed will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted FOR proposal 1, FOR the nominees described in proposal 2, and FOR proposals 3 through 7.
1.	To fix the number of directors at nine. ☐ FOR ☐ AGAINST ☐ ABSTAIN

2.	Election of directors.

Nominees:	(1) Dean S. Adler	(2) Terrance R. Ahern	(3) Robert H. Gidel	(4) Victor B. MacFarlane
	(5) Craig Macnab	(6) Scott D. Roulston	(7) Barry A. Sholem	(8) William B. Summers, Jr.
(9) Scott A. Wolstein

☐ FOR all nominees listed above (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all nominees listed above
INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.

	FOR	AGAINST	ABSTAIN
3. To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the the number of authorized common shares of the Company from 200,000,000 to 300,000,000, which results in an increase in the total authorized shares of the Company from 211,000,000 to 311,000,000.
	☐	☐	☐

4. To approve an amendment to the Company’s Code of Regulations to authorize the Company to notify shareholders of record of shareholder meetings by electronic or other means of communication authorized by the shareholders.
	☐	☐	☐

5. To approve an amendment to the Company’s Code of Regulations to authorize shareholders and other persons entitled to vote at shareholder meetings to appoint proxies by electronic or other verifiable communications.
	☐	☐	☐

6. To approve an amendment to the Company’s Code of Regulations to authorize the Company to issue shares without physical certificates.	☐	☐	☐

7. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the Company’s fiscal year ending December 31, 2007.	☐	☐	☐

8. In their discretion, to vote upon such other business as may properly come before the meeting.